UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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PROG Holdings, Inc.
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PROG Holdings, Inc.

2023

Notice of Annual Meeting of Stockholders and Proxy Statement

256 West Data Drive Draper, Utah 84020
March 31, 2023
To My Fellow Shareholders:
We are pleased to invite you to our 2023 Annual Meeting of Shareholders, which will be held on Wednesday, May 10, 2023, at 9:00 a.m. Mountain Time at the Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111.
It goes without saying that 2022 was a challenging year.
From a short-term perspective, we faced a very difficult operating and financial environment as rapid increases in inflation – particularly in gas, food, and housing costs – created significant financial challenges for many of our customers, which resulted in an unfavorable impact on our lease portfolio performance and Gross Merchandise Volume (“GMV”). The macroeconomic headwinds and fears of a possible recession also dampened consumer confidence, resulting in a decrease in demand for the types of merchandise offered by many of our national and regional retail partners, and thus, the products and services we offer. As these changes were unfolding, we took decisive action to right-size our cost structure, including making the very difficult but necessary decision to reduce our headcount by approximately 10%. We also aggressively managed our lease portfolio to substantially reduce our write-offs, ending the year at 6.5% for the fourth quarter (and 7.7% for the full year), comfortably within our targeted annual range of 6% to 8%. These were hard decisions, but they were the right thing to do for our Company and all of our stakeholders.
From a longer-term perspective, we feel very good about the future. During 2022, we executed multi-year renewals of our exclusivity arrangements with a number of our top retail partners. We believe these renewals reflect a recognition by our partners of the value they see in partnering with us, especially when times are tough. We have thrived through many macroeconomic cycles over our long history, so I am extremely confident that our experience, strong balance sheet and ongoing investments in both our existing and new product offerings position us well to continue delivering strong portfolio performance while capturing a greater share of our target market, one that is large and underserved.
We will do this by executing on our strategy of growing GMV through our existing retail partners, new partners and direct-to-consumer initiatives, enhancing our industry-leading customer experience, and expanding our ecosystem to increase access and deliver more value to our customers. The opportunities are compelling, remain largely untapped and we are uniquely positioned to capitalize on them.
As I have said many times previously, one of the key reasons we are so well positioned to execute on the opportunities ahead of us is the efficiency of our business model, which has the ability to generate substantial capital despite challenging economic cycles. The result is that we have significant financial flexibility to maintain a strong balance sheet, reinvest in our businesses and return capital to shareholders. With respect to the latter, I am proud to report that during 2022 we returned over $220 million to shareholders by repurchasing 8.7 million of our shares, representing 15.5% of our outstanding stock.

Before closing, I believe it is important to make two points. First, as we grow, we will not lose sight of the vital role we play in the lives of our customers. We provide our customers with transparent, flexible and affordable payment options that allow them to have the same purchasing opportunities as those with higher credit scores. We are extremely proud of the work we do to improve the lives of our customers and are humbled by the confidence they put in us. Second, I want to express my deep appreciation for the incredible contributions our teams made last year during a time of tremendous uncertainty and challenges. Their tireless efforts and extraordinary grit never cease to amaze me and I cannot thank them enough for everything they do.

Sincerely,

Steven A. Michaels
President and Chief Executive Officer

256 West Data Drive Draper, Utah 84020
Notice of Annual Meeting of Shareholders

Annual Meeting Logistics	The 2023 Annual Meeting of Shareholders of PROG Holdings, Inc. (“PROG Holdings” or the “Company”), will be held on Wednesday, May 10, 2023, at 9:00 a.m., local time, and currently is scheduled to be held at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111, for the purpose of considering and voting on the following items:

Date
May 10, 2023	1	To elect nine directors to serve for a term expiring at the 2024 Annual Meeting of Shareholders.

	2	To vote on a non-binding, advisory resolution approving PROG Holdings’ executive compensation.
Time	3	To vote on a non-binding, advisory recommendation to the board of directors regarding the frequency of the advisory vote on executive compensation.
9:00 a.m., local time
	4	To ratify the appointment of Ernst & Young LLP as PROG Holdings' independent registered public accounting firm for 2023.

	5	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Location
The Grand America Hotel 555 South Main Street Salt Lake City, Utah 84111

Information relating to these items is provided in the accompanying Proxy Statement.
Only shareholders of record, as shown on the stock transfer books of PROG Holdings, as of the close of business on March 13, 2023, are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record as of the close of business on March 13, 2023, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

Record Date
March 13, 2023

BY ORDER OF THE BOARD OF DIRECTORS

	Todd King	Draper, Utah
	Assistant Secretary	March 31, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2023.

We are pleased to announce that this year we are delivering your proxy materials for the 2023 Annual Meeting of Shareholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our “Notice of Proxy Materials,” will be mailed to our shareholders on or about March 31, 2023.
Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://www.progholdings.com/proxy and
http://www.progholdings.com/annual-report, respectively,
and at http://www.ProxyVote.com

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 as they relate to our go-forward strategy, performance, technology, regulatory compliance and environmental, social and governance initiatives. These forward-looking statements can be identified by words such as “will,” “would,” “may,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “strategic,” “when,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results and financial condition to differ materially from those expressed or implied in our forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the Securities and Exchange Commission. We do not intend, and undertake no obligation except as required by law, to update any of our forward-looking statements after the date of this Proxy Statement to reflect actual results or future events or circumstances.

Proxy Summary
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of PROG Holdings, Inc. (“PROG Holdings”) of proxies for use at its 2023 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”). This summary highlights certain important information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access letter will first be mailed, and this Proxy Statement, the enclosed proxy card and our Annual Report for our 2022 fiscal year will first be made available to our shareholders beginning on or about March 31, 2023.

Annual Meeting Logistics

Date May 10, 2023	Time 9:00 a.m., local time	Place The Grand America Hotel 555 South Main Street Salt Lake City, Utah 84111	Record Date March 13, 2023

Voting
Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
Admission
Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters to be Considered and Voting Recommendations

Proposal		Board Recommendation
1	Elect nine directors to serve for a term expiring at the 2024 Annual Meeting of Shareholders	“FOR” each director nominee
2	Vote on a non-binding advisory resolution approving PROG Holdings' executive compensation	“FOR”
3	Vote on a non-binding advisory recommendation to the board of directors regarding the frequency of the advisory vote on executive compensation	“FOR” annual vote
4	Ratify the appointment of Ernst & Young LLP as PROG Holdings' independent registered public accounting firm for 2023	“FOR”
See “Matters To Be Voted On” beginning on page 8 for more information.

PROG Holdings, Inc. 2023 Proxy Statement	1

Proxy Summary
Company Overview
Who We Are and What We Offer
PROG Holdings, Inc., headquartered in Salt Lake City, Utah, is a financial technology holding company that provides transparent and competitive payment options to consumers. The Company owns Progressive Leasing, an in-store, app-based, e-commerce point-of-sale, or “POS” lease-to-own solution; Vive Financial ("Vive"), an omnichannel provider of second-look revolving credit products; and Four Technologies, Inc. ("Four"), a provider of Buy Now, Pay Later ("BNPL") payment options.
Progressive Leasing, our largest operating segment, provides consumers with transparent and competitive lease payment options, along with flexible terms, intended to help customers achieve merchandise ownership, including through low initial payments and early buyout options from leading traditional and e-commerce retailers (whom we refer to collectively as our “POS” partners). Progressive Leasing does not own or operate any stores of its own. Rather, it purchases from its POS partners the merchandise desired by customers and, in turn, leases the merchandise to the customers through a lease-to-own transaction that the customers may cancel at any time. Progressive Leasing’s technology-based, proprietary decisioning platform offers prompt lease decisioning at the point-of-sale and is integrated with both its traditional and e-commerce POS partners.
Progressive Leasing offers simplified and transparent lease application and payment processes:

1

Apply

Available online, through Progressive's mobile app, and in-store with select leading retailers

2

Instant Decisioning

Decisions are issued immediately upon submission of application

3

Once Approved

Go shopping for leasable items of your choice – approvals are good for up to 90 days

4

Make your initial payment

An initial payment will be collected when you sign your lease

5

Take items home

Customers take items home same day or arrange for delivery

6

Flexible Payments

Optional auto payments managed by the customer via phone, online or mobile app

Progressive Leasing's POS partners also benefit from the incremental sales Progressive Leasing generates, which allows them to serve credit challenged consumers, without taking on credit risks. Progressive Leasing represented approximately 97% of our consolidated revenues for the year ended December 31, 2022.

2	PROG Holdings, Inc. 2023 Proxy Statement

Proxy Summary

How Our LTO Offering Benefits the Customer		How Our LTO Offering Benefits POS Partners
✓	Provides consumers who may not qualify for traditional credit financing with a way to obtain merchandise they desire	✓	Generates incremental sales for them
✓	Provides flexible payment terms – monthly, semi-monthly, bi-weekly or weekly – managed by phone, on-line or mobile application	✓	Allows them to serve credit challenged consumers, without taking on credit risks
✓	Offers multiple paths to ownership, including early purchase options	✓	Automates 97% of lease decisions
✓	Provides immediate decision after submission of electronic application, with a median decision time of 5.7 seconds	✓	Integrates our decisioning platforms with their systems
Our Vive operating segment primarily serves customers that may not qualify for traditional prime lending offers who desire to purchase goods and services from participating merchants. Vive offers customized programs, with services that include revolving loans through private label and Vive-branded credit cards. Vive’s current network of over 6,500 point-of-sale partner locations and e-commerce websites includes furniture, mattresses, fitness equipment, and home improvement retailers, as well as medical and dental service providers. We believe Vive’s product offerings are complementary to those of Progressive Leasing and allow Progressive Leasing to expand into the markets and POS partners that Vive serves.
Four, which we purchased in June 2021, provides consumers of all credit backgrounds with BNPL options through four interest-free installments. Four's proprietary platform capabilities provide our base of customers and POS partners with another payment solution as part of the PROG Holdings financial technology offerings. Shoppers use Four's platform to purchase furniture, clothing, electronics, health and beauty, footwear, jewelry, and other consumer goods from retailers across the United States.
Our 2022 Performance

$2.6B	$256M	(-) 5.8%

We reported consolidated revenues of $2.6 billion in 2022, a decrease of 3.0% compared to 2021. The decline in revenues was driven primarily by an increase in customer payment delinquencies and uncollectible renewal payments and a decline in gross merchandise volume ("GMV")(1) for Progressive Leasing which, in turn, primarily resulted from challenging macroeconomic conditions.

Adjusted EBITDA decreased to $256.2 million, compared to $388.7 million in 2021, primarily due to a decrease in revenue and an increase in lease merchandise write-offs, resulting mainly from macroeconomic headwinds in 2022(2).

Consolidated GMV decreased 5.8% to $2.22 billion in 2022, compared to $2.35 billion in 2021, largely due to a decrease in GMV for Progressive Leasing, resulting from a challenging macroeconomic environment and its tightening of its lease decisioning.

1.For Progressive Leasing we define GMV as the retail price that Progressive Leasing pays POS partners for the merchandise that it leases to its customers. For Vive and Four we define GMV as gross loan originations.
2.Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States ("GAAP"). For reconciliation of Adjusted EBITDA to the closest GAAP measure, Net Earnings from continuing operations, refer to the reconciliation set forth in Appendix A. Our Net Earnings from continuing operations for 2022 and 2021 was $98.7 million and $243.6 million, respectively.

PROG Holdings, Inc. 2023 Proxy Statement	3

Proxy Summary
Our 2022 Key Accomplishments
Despite the challenges presented by an increase in the rate of inflation to levels not seen in decades and other macroeconomic headwinds, we achieved several key accomplishments in 2022, including:

Increasing Progressive Leasing's GMV generated from e-commerce platforms to 17.2% of its total GMV, up from 15.2% in 2021
Adding 89 new, active e-commerce retailers to Progressive Leasing[1]
Continuing to enhance the Company's programs and initiatives to recruit, develop, engage, retain and promote a diverse workforce of highly qualified employees

Repurchasing approximately 15% of the Company's outstanding shares — equating to $223.6 million of capital being returned to shareholders — without meaningfully impacting the Company's future ability to invest in organic growth and attractive mergers and acquisitions opportunities, or to potentially return excess capital to shareholders in other ways

Continuing to invest in new products and technologies that we believe will promote customer engagement, simplify and further improve our customers' and retail partners' experiences with our offerings, enhance our e-commerce capabilities, broaden our fintech product ecosystem, and responsibly increase our GMV and revenues
1 Active e-commerce retailers is based on the number of e-commerce retailers from which consumers may obtain the merchandise they desire through Progressive Leasing's lease-to-own product.

4	PROG Holdings, Inc. 2023 Proxy Statement

Proxy Summary
Our Strategy Going Forward
Our strategy to drive growth in our business, which we believe positions us for success over the long-term, includes the following:

Grow our GMV through existing merchant partners, new partners, and direct-to-consumer initiatives – We plan to grow GMV through strategic collaboration and marketing efforts with our existing POS partners. We remain focused on converting our pipeline of retailers into new POS partners. Our ability to maintain and strengthen new and existing relationships, including addressing the changing needs of our POS partners, is critical to the long-term growth of our business. We will also continue to expand our direct-to-consumer marketing efforts to attract new customers and drive more GMV through in-store and online retailers.

Enhance our industry-leading consumer experience – We are investing in technology platforms that promote customer engagement and simplify the lease application, origination and servicing experience. We are committed to providing our customers with transparency, flexibility, and greater choice on how and where they choose to shop. We are expanding and innovating our e-commerce capabilities to benefit existing and new POS partners and customers.

Expand our ecosystem to increase access and deliver more value to our consumers – We expect to broaden our financial technology product ecosystem through research and development ("R&D") efforts and strategic acquisitions that will result in a more loyal and engaged customer base. We will leverage our extensive database of lease agreements to offer current and previous customers products that meet their needs.

PROG Holdings, Inc. 2023 Proxy Statement	5

Proxy Summary
ESG Reporting
We are committed to being transparent and informing all of our stakeholders about our Environmental, Social and Governance ("ESG") initiatives and performance on ESG matters. In furtherance of this commitment, we recently published our annual ESG Review, which provides information on how we identify, address and measure our performance on ESG topics that we believe are important to the long-term success and sustainability of our business. Our ESG Review is available under the Ethics and ESG tab on our investor relations website at investor.progholdings.com. We encourage all of our stakeholders to read our ESG Review, and the various policies referenced within that document, including our Human Rights Policy and our Vendor Code of Conduct, both of which are also available under the Ethics and ESG tab on our investor relations website, investor.progholdings.com.
Social Considerations
Through our social-related initiatives, we strive to respect and value our customers; recruit, develop, promote and retain a diverse group of highly motivated and talented employees; and invest in improving the communities where our customers and employees live and work.
Respecting and Valuing Our Customers
We appreciate that our customers are the lifeblood of our business. As such, we believe it is critical that our customers have a positive and successful experience with our products, service and support from the moment they enter the stores or e-commerce websites of our POS partners, or our own apps and websites. Our commitments to ethical and transparent selling practices, providing excellent customer service, working with our customers to help them achieve success with our offerings, including when they face unexpected financial hardships or other life challenges, and protecting the security of their personal information are all part of how we show our customers that we respect and value them.
Recruiting, Developing, Promoting and Retaining Our Employees
Our Board of Directors and management team believes that recruiting, hiring, developing, promoting, and retaining a diverse and highly motivated and qualified team of employees is critical to the long-term success and sustainability of our business. To further those objectives during 2022, we (i) enhanced our recruiting and on-boarding efforts, (ii) conducted quarterly employee engagement surveys and implemented other programs and initiatives to promote and increase employee engagement, (iii) increased the amount and variety of training opportunities available to our employees, (iv) expanded our diversity, equity and inclusion programs and initiatives; and (v) reviewed and enhanced our compensation and benefits packages to ensure they are competitive. In addition, we continued to focus our efforts on keeping our employees and their families safe and well.
Investing in Our Communities
Our Board of Directors and management team believe that investing time and money to improve the communities where our employees and customers live and work is simply the right thing to do. We are committed to giving back to, and making a positive impact in, our communities. The ways in which we carry out this commitment include through our PROG Holdings Foundation, which makes contributions to non-profit organizations focused on utilizing educational, developmental and technological tools to empower socioeconomic improvement and mobility for the underserved, and also through our Employee Matching Gift program, which matches employee donations to most non-profit organizations, with a maximum annual match of $1,000 per employee. In addition to investing money in our communities, we encourage and enable our employees to invest their time in improving their communities, including through our Paid Service Program, which provides each employee with up to eight hours of paid time annually to perform services for eligible non-profit organizations with whom they choose to volunteer.

6	PROG Holdings, Inc. 2023 Proxy Statement

Proxy Summary

Governance Considerations
Our Board of Directors oversees our ESG program and matters at an enterprise-wide level, including ESG strategy and risk assessment, all as reported up from management and applicable committees of the Board of Directors from time to time. While we believe our ESG efforts benefit from the engagement of the full Board of Directors, efficiently managing the breadth and diversity of ESG initiatives and matters requires delegation to appropriate committees of the Board of Directors as developments may warrant.

Environmental Considerations
Our Board of Directors and management team believe it is critical that businesses across all industries, including ours, all do their part to improve the environment, including reducing greenhouse gas ("GHG") emissions. During 2021 and 2022, we took a number of steps designed to help us understand our current environmental footprint and impacts, and to evaluate and develop a strategy around further reducing our energy, water and paper use, as well as our direct and indirect GHG emissions. Those steps included engaging an environmental consultant to calculate our Scope 1 and Scope 2 GHG emissions, our current water use, and other metrics. In addition, we implemented initiatives in 2022 to further reduce our paper use by a significant amount.

PROG Holdings, Inc. 2023 Proxy Statement	7

Matters To Be Voted On
Proposal 1:
Election of Directors
Our Board of Directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2024 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our Board of Directors recommends. In no event will the proxy be voted for more than nine nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected. We invite you to read the more fulsome description of our director nominees under "Governance - Board of Directors".

Nominee	Age	Occupation	Independent	Joined Our Board
Kathy T. Betty	67	Former Owner and Chief Executive Officer Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	68	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	57	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	50	Chief Innovation Officer of PROG Holdings, Inc.	No	August 2015
Ray M. Martinez	49	Co-Founder and President of Financial Services, EVERFI, Inc.	Yes	September 2021
Steven A. Michaels	51	President and Chief Executive Officer of PROG Holdings, Inc.	No	November 2020
Ray M. Robinson	75	Former President for the Southern Region AT&T	Yes	November 2002
Caroline S. Sheu	49	Global Director, Digital and Direct-to-Consumer Marketing, Google	Yes	September 2021
James P. Smith	56	Former Executive Vice President, Head of Digital & Direct Virtual Channels Wells Fargo & Company	Yes	May 2021
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees above.

8	PROG Holdings, Inc. 2023 Proxy Statement

Matters To Be Voted On
Proposal 2:
Advisory Vote on Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
To meet this objective, the Compensation Committee's deliberations regarding how much to pay our named executive officers included, among other performance metrics:
▪objective measurements of business performance;
▪the accomplishment of financial and compliance objectives;
▪the development and retention of management talent;
▪enhancement of shareholder value; and
▪external market, competitive and benchmarking data.
Because the Company did not achieve the financial performance goals set forth in our Long-Term Incentive Plan ("LTIP") for 2022, due primarily to the macroeconomic headwinds we, our customers and our POS partners faced, Messrs. Michaels, Garner and Doman failed to earn any of the performance restricted stock granted to them under the 2022 LTIP. In addition, because the Company failed to achieve the financial performance goals set forth in the 2022 Annual Incentive Plan ("AIP"), they earned an AIP payment equal to only 20% of the target payment amount, despite achieving the maximum level of performance with respect to the number of new, active e-commerce retailers added by Progressive Leasing in 2022, and achieving the target level of performance for compliance and strategic goals, both of which were performance metrics in the 2022 AIP. We believe these outcomes demonstrate and underscore our strong commitment to aligning the pay of our most senior officers with strict performance metrics and the long-term interests of our shareholders, notwithstanding the efforts and accomplishments of the most senior members of our management team during 2022.
We encourage our shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy, as well as how our Compensation Committee addressed these matters. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we are asking our shareholders to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”
This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. At last year’s annual meeting of shareholders, 95% of votes cast were in support of the compensation paid to our named executive officers. Our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from

PROG Holdings, Inc. 2023 Proxy Statement	9

Matters To Be Voted On
shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote “FOR” the resolution approving our executive compensation.

10	PROG Holdings, Inc. 2023 Proxy Statement

Matters To Be Voted On
Proposal 3:
Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers every six years. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.
After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:
“RESOLVED, that the shareholders advise, on a non-binding basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years.”
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The Board of Directors currently intends to consider the shareholders' selection in deciding on a frequency.
Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting will be the shareholders' preferred frequency.

Our Board of Directors recommends that you vote “FOR” the option of once every year as the preferred frequency for future advisory votes on executive compensation.

PROG Holdings, Inc. 2023 Proxy Statement	11

Matters To Be Voted On
Proposal 4:
Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2023, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2023. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2023 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2024. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2023 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for 2023.

12	PROG Holdings, Inc. 2023 Proxy Statement

Governance
Nominees to Serve as Directors

Biographical Information:
Ms. Betty was the owner and Chief Executive Officer of the Atlanta Dream of the WNBA from 2009 to 2011. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership. Ms. Betty has served on the Board of Directors for Scott Madden since February 2019, and also serves on the Board of Advisors for Synergy Laboratories, a private, for-profit company.
Qualifications:
Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our Board of Directors. Her leadership positions in the Atlanta community include serving on the boards of the Chick-fil-A Foundation, the Alexander-Tharpe Fund, Georgia Institute of Technology, and the Board of Councilors of the Carter Center, as well as serving on the Board of Trustees for the Georgia Institute of Technology Athletic Association. She has also served on the boards of the Children’s Health Care of Atlanta Foundation, YMCA of Metropolitan Atlanta and Big Brothers Big Sisters of Atlanta. These positions, combined with Ms. Betty's service on the Board of Directors of Scott Madden and Board of Advisors for Synergy Laboratories have provided her with management, entrepreneurial, financial and accounting experience, which are utilized by our Board of Directors. These skills and experience qualify her to serve on our Board of Directors.

Kathy T. Betty

Age: 67 Director Since: August 2012 Committees: Compensation; Nominating & Corporate Governance (Chair)

Biographical Information:
Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business, since March 2009. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling served on the Board of Directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals, until June 2021, when it became a private company.
Qualifications:
Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our Board of Directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Douglas C. Curling

Age: 68 Director Since: January 2016 Committees: Audit; Compensation (Chair)

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Governance

Biographical Information:
Ms. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. Citizens Bancshares Corporation was a publicly held corporation until January 2017. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities at Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, Ms. Day served as an audit manager for KPMG. Ms. Day also serves on the board of directors of Primerica, Inc., the Federal Reserve Bank of Atlanta, the National Banker’s Association, the Metro Atlanta Chamber, and the Atlanta Area Council of Boy Scouts of America. She is also a member of the Rotary Club of Atlanta, the Georgia Society of CPAs, and the AICPA.
Qualifications:
Among other qualifications, Ms. Day brings significant management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our Board of Directors. In addition, the customer base served by Citizens Bancshares Corporation is very similar to that served by the Company, giving her a great understanding of their buying habits, the products they purchase and effective marketing and communication methods. These skills and experiences qualify her to serve on our Board of Directors.

Cynthia N. Day

Age: 57 Director Since: October 2011 Committees: Audit (Chair); Compensation

Biographical Information:
Mr. Doman currently serves as our Chief Innovation Officer, and is a co-founder of Progressive Leasing. Previously, he served as Chief Technology Officer of Progressive Leasing from 1999 until December 2017 and Chief Product Officer from January 2018 until December 2019. He was also President of IDS, Inc. from September 1993 until October 2015.
Qualifications:
Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our Board of Directors. Mr. Doman’s intimate knowledge of our Progressive Leasing segment, including as the creator of the dynamic decision engine used by that business in evaluating decisioning criteria for our lease products, is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Curtis L. Doman

Age: 50 Director Since: August 2015 Committees: N/A

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Biographical Information:
Mr. Martinez is the Co-Founder and President of Financial Services for EVERFI, Inc., an international technology company driving social change on the most challenging issues affecting society through online education, which was founded in 2008. EVERFI’s courses are implemented in K-12 schools, the workplace, and communities nationwide, reaching more than seven million learners each year. As a leader in digital learning, Mr. Martinez oversees the development of a variety of educational programs related to financial wellness, healthcare literacy, data science, and mental health, among other subjects. Mr. Martinez is a thought leader and frequent speaker and author on topics related to systemic inequality. He also serves on the board of the JumpStart Coalition for Personal Financial Literacy in Washington, D.C.
Qualifications:
Among other qualifications, Mr. Martinez brings consumer financial services regulatory experience to our Board, having worked closely with the Consumer Financial Protection Bureau and multiple states’ Attorneys General on financial literacy and other matters. He also has expertise leading large-scale strategic partnerships with global financial services companies, and utilizing digital technologies and data to deliver content and messaging to a wide range of businesses and consumers. Our Board of Directors utilizes these skills and experiences, and they qualify Mr. Martinez to serve on our Board of Directors.

Ray M. Martinez

Age: 49 Director Since: September 2021 Committees: Audit; Nominating & Corporate Governance

Biographical Information:
Mr. Michaels has served as our Chief Executive Officer since December 1, 2020. He was also named President of the Company as of April 1, 2021. From July 31, 2020 through November 2020, Mr. Michaels served as the Chief Executive Officer of the Company’s Progressive Leasing operating segment. Mr. Michaels previously served as the Company’s Chief Financial Officer and President of Strategic Operations from February 2016 until July 31, 2020, President of the Company from April 2014 until February 2016, Vice President, Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.
Qualifications:
Among other qualifications, Mr. Michaels brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Steven A. Michaels

Age: 51 Director Since: November 2020 Committees: N/A

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Governance

Biographical Information:
Mr. Robinson has served as our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways) FTAI Aviation LTD., a global supplier of aircraft engines, modules and other materials associated with aircraft engine maintenance and removal, and FTAI Infrastructure, Inc., an owner and operator of assets in the energy, intermodal transport and rail market sectors in North America, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation's stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012, Avnet, Inc. from 2000 to 2018, and Acuity Brands, Inc. from 2001 to January 2023. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.
Qualifications:
Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our Board of Directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Ray M. Robinson

Age: 75 Director Since: November 2002 Committees: Compensation; Nominating & Corporate Governance

Biographical Information:
Ms. Sheu has served as the Global Director, Digital and Direct-to-Consumer Marketing for Google, where she leads digital marketing for Google Store and drives Google's direct-to-consumer marketing vision and agenda for Google Devices & Services, since September 2020. Prior to that, she served as the Senior Vice President of North America Marketing at Ancestry, Inc. from 2017 to 2020. Ms. Sheu has also served as Vice President, Global Digital & Customer Marketing for GAP, Inc., where she led the central marketing organization and managed digital and mobile transformation initiatives across the company's omnichannel brands (Gap, Old Navy, Banana Republic, Athleta, and Intermix). Ms. Sheu has also served as Senior Vice President and Chief Marketing Officer for Care.com, the leading online marketplace for care services. Before joining Care.com, Ms. Sheu spent ten years in management positions in the digital gaming and entertainment industry, heading marketing at Disney Interactive, Sony Network Entertainment, and EA Online.
Qualifications:
Among other qualifications, Ms. Sheu has nearly twenty years of experience transforming marketing focused organizations to adapt to rapidly changing consumer and technology trends. She has significant expertise in the areas of data analytics and digital marketing, as well as optimizing marketing spending across multiple channels and platforms. She also has a proven record of driving brand engagement and loyalty. Our Board of Directors utilizes these skills and experiences, and they qualify Ms. Sheu to serve on our Board of Directors.

Caroline Sheu

Age: 49 Director Since: September 2021 Committees: Audit; Nominating & Corporate Governance

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Governance

Biographical Information:
Mr. Smith served in a variety of senior management positions at Wells Fargo & Company, most recently serving as Executive Vice President, Head of Digital & Direct Virtual Channels from June 2014 to September 2020, where he was responsible for enterprise digital strategy, capabilities and channels along with enterprise responsibility for retail contact centers (phone, email, chat) and served on the Wells Fargo & Company Management Committee. Mr. Smith has also served as a founding member of the board of directors of Akoya LLC, a privately-held financial data access network that allows aggregators and fintech companies to directly connect with financial institutions to securely obtain consumer-permissioned financial data. Mr. Smith is also an external advisor to Bain & Company, a management consulting firm. Mr. Smith previously served as a member of the board of directors of clearXchange from 2011 to 2015. Mr. Smith is also a mentor for the Miller Center for Social Entrepreneurship at Santa Clara University.
Qualifications:
Among other qualifications, Mr. Smith brings significant fintech expertise to our Board of Directors, particularly as a leader and pioneer with over 30 years’ experience leveraging emerging technologies and data in the financial services industry, including the development of the first ever Internet Banking offering in 1995 and development of many other industry firsts including mobile banking, ApplePay, and Zelle, a digital payments network started by a consortium of U.S. banks, including Bank of America, JPMorgan Chase and Wells Fargo. His experience in senior executive leadership positions, as well as his consulting experience, driving digital strategy, transformation and product development with respect to consumer financial service offerings are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

James P. Smith

Age: 56 Director Since: May 2021 Committees: Audit; Nominating & Corporate Governance
Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Brian J. Garner (43)	Chief Financial Officer since December 2020. Previously, Mr. Garner served in the Company’s Progressive Leasing operating segment as Senior Vice President of Finance and Accounting from January 2019 through November 2020, Vice President of Finance and Accounting from March 2015 through December 2018, and Controller from 2012 to February 2015.
Matt Sewell (48)	Vice President, Financial Reporting and Principal Accounting Officer since December 2020. Previously, Mr. Sewell served as Director of Financial Reporting of the Company from October 2016 through November 2020. Prior to joining the Company, Mr. Sewell served as Director of Financial Reporting of Novelis Inc. from June 2014 to October 2016.

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Governance
Composition, Meetings and Committees of the Board of Directors
Our Board of Directors is currently comprised of nine directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.
Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that meet the listing standards of the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least a majority of our Board of Directors be “independent,” a requirement that aligns with the NYSE listing requirement that a majority of the Board of Directors be independent, as determined under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. Michaels, our President and Chief Executive Officer, and Mr. Doman, our Chief Innovation Officer.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of our website located at investor.progholdings.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Kathy T. Betty

Douglas C. Curling

Cynthia N. Day

Ray M. Martinez

Ray M. Robinson

Caroline S. Sheu

James P. Smith

Number of Meetings in Fiscal Year 2022	9	8	5

Member Chair

*	Each of Ms. Day and Mr. Curling has been designated as an “audit committee financial expert” as defined by Securities and Exchange Commission, or "SEC", regulations.
Meetings
Our Board of Directors held six meetings during 2022. The number of meetings held by each of our committees in 2022 is shown in the table above. Each of our directors attended 75% or more of the total of all meetings of our Board of Directors and the committees on which he or she served during 2022 that occurred during the time when he or she served as a director. In addition to regularly scheduled meetings of our Board of Directors, individual directors each made themselves available for consultation with management on an ad hoc basis with respect to various matters throughout the year.

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Governance
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. Due to the COVID-19 pandemic, all of the individuals serving on our Board of Directors on the date of the 2022 Annual Meeting of Shareholders, May 24, 2022, attended the meeting telephonically, except for Mr. Michaels, who attended the meeting in person.
The non-management and independent members of our Board of Directors meet frequently in executive session, without management present. Mr. Robinson, the Chairman of our Board of Directors, chairs these meetings.
Committees

Audit Committee
Responsibilities:
The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to:
▪the integrity of the Company’s consolidated financial statements;
▪the financial reporting process and the systems of internal accounting and financial controls;
▪the performance of the Company’s internal audit function and independent auditors;
▪the independent auditors’ qualifications and independence;
▪the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements;
▪the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and
▪the adequacy of the Company's information security and privacy program and cybersecurity initiatives.
The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the Board recommend to our shareholders that the shareholders ratify the retention of our independent auditors. In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, the independent auditors, and leaders from the Company’s audit services, compliance, information security, legal and enterprise risk management departments and functional areas. Many of those discussions are held in executive session with the Audit Committee.

Members:
Ms. Day (Chair)
Mr. Curling
Mr. Martinez
Ms. Sheu
Mr. Smith
Number of Meetings:
9
Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each of Ms. Day and Mr. Curling as an “audit committee financial expert” as defined by SEC regulations.

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Governance

Compensation Committee
Responsibilities:
The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to:
▪executive and director compensation;
▪equity compensation plans and other compensation and benefit plans; and
▪other significant human resources matters.
The Compensation Committee has the authority to:
▪review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs;
▪evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes;
▪determine the compensation of the named executive officers, including our President and Chief Executive Officer, based on such evaluations and other matters;
▪approve grants of equity incentives; and
▪consider from time to time, and recommend to our Board of Directors, changes to director compensation.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2022, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Robinson, each of whom our Board of Directors determined was independent in accordance with NYSE listing requirements.
No member of the Compensation Committee during 2022 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Members:
Mr. Curling (Chair)
Ms. Betty
Ms. Day
Mr. Robinson
Number of Meetings:
8
Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act.”

Nominating and Corporate Governance Committee
Responsibilities:
The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to:
▪board and committee membership, organization, and function;
▪director qualifications and performance;
▪management succession; and
▪corporate governance.
The duties of the Nominating and Corporate Governance Committee include:
▪from time to time, identifying and recommending to our Board of Directors individuals to be nominated for election as directors;
▪developing and recommending to our Board of Directors for adoption corporate governance principles applicable to the Company;
▪reviewing the Company's Environmental, Social and Governance, or "ESG" programs and disclosures, and monitoring and discussing ESG developments and trends;
▪discussing the self-evaluation process for the Board of Directors and its committees;
▪receiving updates about the Company's directors' and officers' insurance coverage;
▪reviewing the Company's Code of Conduct and recommending any changes to the Code to the Board of Directors;
▪discussing the Company's governmental and regulatory affairs programs and initiatives; and
▪receiving updates about the Company's director orientation and continuing education offerings.

Members:
Ms. Betty (Chair)
Mr. Martinez
Mr. Robinson
Ms. Sheu
Mr. Smith
Number of Meetings:
5
Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

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Governance
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.
We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors.
We also believe that new ideas and fresh perspectives are critical to a forward-looking and strategic Board of Directors, as is the institutional knowledge and deep understanding of the Company’s business and industries that longer-tenured directors offer. Our Corporate Governance Guidelines therefore do not contain established term limits for directors, but do provide for a general policy that no person may be nominated for election to our Board of Directors or appointed to fill a vacancy on the Board of Directors if he or she will be age 75 or older upon his or her election or appointment. The Board of Directors believes that it is important to monitor its composition, skills and needs in the context of the Company’s long-term strategic goals, and, therefore, upon the recommendation of our Nominating and Corporate Governance Committee, may exercise its judgment and elect to waive this policy in individual cases when it deems appropriate. The Board of Directors believes it is important to balance refreshment of the Board of Directors with the need to retain directors who have developed, over time, significant insight into the Company and its operations and who continue to make valuable contributions to the Company that benefit our shareholders.
In connection with its annual review and recommendation of candidates to serve as nominees to our Board of Directors this year, the Nominating and Corporate Governance Committee considered that our Chairman, Ray M. Robinson, is currently age 75 and, therefore, would not be eligible to be nominated for re-election to the Board of Directors at the Annual Meeting absent a waiver of the retirement policy by the Board of Directors. Among others, the Board of Directors and Nominating and Corporate Governance Committee considered the following factors regarding a waiver of the retirement policy for Mr. Robinson:
▪his extensive knowledge of the Company and the industries in which it operates;
▪his effective and professional leadership as our Chairman of the Board of Directors;
▪his diversity of background, knowledge and perspective; and
▪his desire and ability to continue to guide and serve the Company.

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Governance
In light of these factors, the Nominating and Corporate Governance Committee recommended to the Board of Directors that it grant a waiver to its retirement policy. In making this recommendation, the Nominating and Corporate Governance Committee further recognized the success of the Board of Directors' recent refreshment efforts, noting that three new independent directors have been added to the Board of Directors since 2020, four of the Board of Directors' nine directors have served on the Board for less than three years and six of the Board of Directors' nine directors have served on the Board of Directors less than eight years. This has resulted in a balanced range of tenures, ensuring both continuity and fresh perspectives among our director nominees. After considering these facts and circumstances, the Board of Directors determined that it is in the best interests of the Company and its shareholders to waive the retirement policy for Mr. Robinson to allow for his nomination for election at the Annual Meeting.
Director Tenure

3

New independent directors added to our Board of Directors since 2020
A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2024 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of PROG Holdings, Inc. at 256 West Data Drive, Draper, Utah 84020.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant,

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Governance
including (i) the factors described in “Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.
Board Leadership Structure
We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our Board of Directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.
Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Michaels' presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
Our Board of Directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our Board of Directors has determined that Mr. Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, our Board of Directors has not designated a Lead Director.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2022, our Board of Directors engaged a third-party legal advisor to facilitate our board self-evaluation process and board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process.
Board and Committee Roles in Risk Oversight
As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related to such risks. Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.
For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to the integrity of our financial statements; our financial reporting process; systems of internal accounting and financial controls; and performance of our internal audit function and independent auditors. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee also considers issues relating to our legal and regulatory compliance obligations, including consumer protection laws.

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Governance
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. During 2022, our Compensation Committee, aided by its independent third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
Board Diversity
We endeavor to have a Board representing diverse experience at policymaking levels of business, government, education and technology, and in other areas that are relevant to the Company’s activities. Diversity of race, ethnicity, gender and age are also factors our Board considers when evaluating candidates for Board membership. While our Corporate Governance Guidelines do not prescribe precise diversity standards, they do include a “Rooney Rule” policy confirming our Board of Directors’ commitment to including in any pool of candidates for membership to our Board of Directors highly qualified candidates who would bring racial, ethnic, and/or gender diversity to the Board of Directors if chosen.
We believe our Board of Directors is comprised of individuals with diverse business and professional experiences, skills, talents and expertise, as well as age, gender and racial and ethnic diversity.

49-75	33%	44%

Age range of our directors	Of our Board is comprised of female directors	Of our Board is comprised of ethnically and racially diverse directors, including African-American, Latino and Asian-American directors
Environmental, Social and Governance Matters
ESG Oversight
Our Board of Directors oversees our ESG program and initiatives at an enterprise-wide level. While we believe our ESG efforts benefit from the engagement of the full Board of Directors, efficiently managing the breadth and diversity of ESG matters requires delegation to appropriate committees of the Board of Directors as developments may warrant. For example, our Nominating and Corporate Governance Committee is often charged with monitoring and considering investor priorities and preferences with respect to ESG issues and discussing them with the Board of Directors and management. Additionally, our Compensation Committee monitors and discusses with management the status of our human capital management programs, including our diversity, equity, and inclusion initiatives. As the demands on our ESG-related disclosures increase, our Audit Committee also will play an increasingly important role by working with our Vice President of Audit Services regarding the policies, processes and procedures relating to our ESG disclosures.
ESG Reporting
We are committed to being transparent and informing all of our stakeholders about our ESG programs and initiatives, including our performance with respect to ESG matters. We recently published our annual ESG Review, covering our 2022 fiscal year. The ESG Review provides information on how we identify, address and measure our performance on ESG topics that we believe are important to the long-term success and sustainability of our business. Our ESG Review represents another step forward in our commitment to increased ESG accountability and provides a foundation to build increased transparency by directly reporting on relevant sustainability issues, risks and opportunities that impact our business. We intend to continue monitoring and evaluating the rapidly evolving ESG disclosure landscape, including the nature of ESG-related disclosures sought by our stakeholders, the SEC, nationally recognized reporting standards, such as the Sustainability Accounting Standards Board

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(SASB), and by various organizations that provide ESG ratings. Our ESG Review for our 2022 fiscal year is available in the Ethics and ESG section of our investor relations website at investor.progholdings.com. We encourage all of our stakeholders to read our ESG Review, and the various policies referenced within the ESG Review, including our Human Rights Policy and our Vendor Code of Conduct, both of which also are available in the Ethic and ESG section of our investor relations website at investor.progholdings.com.
Recruiting, Developing, Promoting and Retaining a Diverse Group of Highly-Motivated Employees
Our Board of Directors and management team believes that recruiting, developing, mentoring, promoting, and retaining a diverse and highly motivated and qualified team of employees is critical to the long-term success and sustainability of our business. For this reason, our management team is especially focused on policies and initiatives that address our “human capital management,” and provides frequent updates to our Board of Directors regarding these efforts.
Diversity, Equity, and Inclusion
We believe in being an inclusive workplace for all of our employees and are committed to having a diverse workforce that is representative of our customers, and the communities in which we operate our businesses. A variety of perspectives enriches our culture, leads to innovative solutions for our business and enables us to better meet the needs of our diverse customer base. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, promoting, and retaining a diverse workforce, including a diverse group of management-level employees who reflect the communities we serve.
Our Talent Acquisition Team works directly with our diversity, equity and inclusion (“DE&I”) team to identify methods to further improve our efforts to recruit a diverse group of employees. Those efforts have included:

1	2	3

Utilizing web-based platforms and other information and outreach tools that have a focus on sourcing diverse job candidates, and making those candidates aware of their possible opportunities with the Company;
Partnering with the Company's internal Employee Resource Groups to connect with more diverse candidate pools around the country and to promote opportunities to internal and external candidates; and
Partnering with the Women Tech Council, a national organization that is focused on the economic impact of women in the technology sector, and that creates sustainable mentoring, networking and visibility programs at every stage of the talent pipeline, from high school to the board room.

Going forward, we plan to continue our participation in job fairs that are specifically focused on identifying and recruiting female and diverse job candidates.
We believe that recruiting and hiring ethnically and gender diverse employees is only the first step in the DE&I lifecycle. Our DE&I-related goals also include developing, promoting and retaining those employees, and ensuring that they feel a sense of belonging with the Company and their coworkers. One of the ways we strive to achieve those goals is by providing executive, monetary and other support to our Employee Resource Groups (“ERGs”), all of which encourage and welcome participation from all employees in all positions and locations. Our ERGs work to ensure their members have a voice in the Company’s on-going conversations about DE&I matters.

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Currently, our ERGs include:

The Black Inclusion Group “BIG” has a mission to enrich the experience of our African American employees by providing professional and leadership development, networking, mentoring and social opportunities, while also promoting understanding of their concerns and views among all of our employees. BIG is focused on inclusion, engagement, learning and advancement initiatives intended to foster recruitment, development, advancement and retention of African American employees.

Women In Leadership “WIL” is an organization created to inspire female employees to develop their leadership abilities, prepare for and take advantage of career growth opportunities, and increase their knowledge of the Company for organizational and personal success. This organization is focused on fostering the recruitment, development, advancement and retention of female employees, and helping all employees gain an appreciation of issues and topics of importance to our female employees.

Adelante! provides a platform for highlighting and celebrating the richness of the Hispanic and Latino communities’ heritages to promote cultural and issues awareness among all of our employees. This organization also facilitates professional and leadership development, networking, mentoring and social opportunities for Hispanic and Latino employees, with the aim of fostering recruitment, development, advancement and retention of those employees.

PROGPeople Respecting Individuality, Diversity and Equality “PRIDE” seeks to foster a culture of understanding, diversity, inclusion and equality with our LGBTQ+ employees and allies, and encourage individuality, respect, professional development, and awareness of the challenges faced by, and issues that are important to, the LGBTQ+ community.

Veterans and Allies Leading the Organization Responsibly ("Valor") has developed a mission that embraces the proud military community of employee veterans and brings together their unique backgrounds of military service to harness their strengths to better serve the Company and its customers and communities.

In addition to providing support to our ERGs, our efforts to promote DE&I practices include:
▪Hosting internal and guest speakers to discuss topics relevant to DE&I matters;
▪Conducting training to educate our employees about various DE&I themes, racial justice, authenticity and LGBTQ+ allyship, among other themes;
▪Improving and formalizing mentorship programs targeted towards our female, minority and LGBTQ+ employees, which we expect to implement during 2023;
▪Implementing a career planning tool that is designed to utilize a multi-factor approach to understanding the requirements of positions within the Company and providing a clear roadmap of what is necessary to continue to progress within the organization; and
▪Providing the ERGs with the opportunity to request donations from the PROG Foundation to non-profit organizations that support DE&I, the missions of the ERGs and the communities in which we serve our customers.

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The following information summarizes our gender, ethnicity and race diversity metrics as of December 31, 2022, and is based on responses from employees who chose to disclose such information.
Employee EEO Classification

Employee EEO Classification	Hispanic or Latino	White	Black or African American	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races

Executive/Sr Mgmt	2.6%	87.1%	7.7%	—	2.6%	—	—
First/Mid Managers	11.0%	79.4%	1.1%	*	5.3%	—	3.2%
All Other Employees	29.7%	50.6%	10.3%	1.6%	4.3%	*	2.7%
*Less than 1%
Retaining Our Employees
We believe that recruiting and hiring employees who are positioned to help us achieve our mission and goals, and deliver long-term value to our shareholders and other stakeholders, is of limited value if we do not retain those employees. We appreciate that the competition for valuable employees, such as ours, has increased in recent years. For example, many large international technology companies have expanded their recruiting efforts to geographical areas where they do not have facilities, and thus, allow their employees in those areas to work-from-home. As such, we are especially focused on improving employee retention, including through training and development, employee engagement with a focus on a mission-based culture of giving, and competitive and fair compensation and benefits.
Training and Development
We are dedicated to providing training, development opportunities and tools for our employees that not only enable professional growth, but also provide them with the experiences and learning to enable them to succeed in their careers and in life. We have continued to make significant investments in training programs, offering both synchronous and asynchronous learning opportunities for new and continued growth. Additionally, in 2022, we began offering a new dynamic tool that identifies and provides information on career opportunities available within the Company, including information about the competencies required to be successful in each of those positions, the tools and training that are available to develop those competencies, and Company-sponsored experiences that help prepare employees for their next internal career promotion or other internal assignment.

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Additional training and development opportunities we provide to our employees throughout their career development cycles include:

Providing no-cost access to LinkedIn Learning to all employees, enabling them to take an unlimited number of courses from a library of thousands of options, which is integrated with our Learning Management System, so that employees and their managers are able to track courses the employees have taken

Providing our technology-focused employees with no-cost access to Pluralsight, a learning platform with a focus on technology topics relevant to their job responsibilities and overall career development

Reimbursing our support services employees for classes they take to further improve their skills and qualifications

Offering tuition assistance reimbursement of up to $5,250 per year for full time employees and $2,625 per year for part time employees, a program on which we spent more than $790,000 over the past three years

Offering employee leaders at every level training on how to effectively coach employees in order to unlock their potential, improve individual employee and team performance, and improve measurable results

To further improve our employee learning and development programs, we have centralized our team that focuses on those programs to better align the entire organization under a single employee development strategy. We believe this strategy will result in a more efficient process that enables us to better serve all of our employees with opportunities that align with both organizational and personal goals. This centralized team will be focused on providing learning experiences that take into account an employee's current position and level of job knowledge and career development, and providing the employee with the additional learnings and development needed to position the employee to achieve his or her career goals.
Compliance related training continued to be a focus area for our management team in 2022, and completion of that training was included as a performance metric in our annual incentive plan design. In addition, supervisors and the Company’s executive officers routinely receive reports describing the percentage of their employees who have completed required compliance courses, and identifying any employees who have failed to do so. Any employees who fail to complete required compliance courses in a timely manner may face disciplinary action, and are required to complete the training that they previously failed to complete by the specified deadline.
The table below summarizes the hours of training completed by our employees during each of the past three years, our expenditures for tuition reimbursement during those years, and the number of employees promoted internally during those years, which we believe is an especially relevant example of how we are providing opportunities for career advancement and growth to our employees, and “promoting from within,” thereby increasing the likelihood of employee retention and success within the Company.

	2022	2021	2020
Total training hours(1)	122,000	150,000	135,000
Tuition reimbursement dollars(1)	$202,449	$305,442	$283,024
Internal promotions(2)	259	246	240
1.We believe the decline in total training hours and tuition reimbursements from 2021 to 2022 was due in part to the significant reduction in the size of our workforce, which declined more than 16% between the end of 2021 and the end of 2022.
2.Reflects promotions obtained by employees who applied for posted positions.
Employee Engagement
We believe that regular, on-going engagement with our employees is an important step in our effort to retain them. In addition to utilizing formal employee engagement surveys, we have implemented a number of additional programs and initiatives to promote and increase employee engagement, as further described below.
The Company distributes engagement surveys to employees quarterly. Employee participation rates in those surveys has ranged from 85% to 78% during the past three years, which we believe reflects the importance of the surveys to our employees. The results from those engagement surveys are reviewed by management, led by our Chief People Officer, to identify areas in which we may be able to further enhance the employee experience, and

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implement improvements, including coaching of our managers where additional development may be needed. Managers receive the survey results for their teams through an interactive dashboard and are charged with developing action plans in response to those results to continue to improve employee engagement. For example, engagement surveys completed during 2021 indicated that employees desired to receive more in depth communications from managers regarding employee feedback and engagement. In response to that feedback from our employees, we implemented the following training and development initiatives in 2022:
▪Enhanced training for managers on how to effectively communicate performance feedback to the employees they supervise, which reached a 99% completion rate;
▪Enhanced training for all employees regarding how to more effectively receive and respond to performance feedback, which also reached a 99% completion rate; and
▪Customized, individual development plans for all employees to ensure that managers are having meaningful communications with the employees they supervise regarding the career development goals and plans for those employees.
In addition to formal engagement surveys, we have implemented numerous other programs and initiatives to promote and increase employee engagement, including:

A Company-wide, digital peer recognition tool that allows employees at any level of the organization to recognize other employees for notable accomplishments;
Multimedia communications, including videos, Intranet posts, digital newsletters and e-mails, that highlight departmental or employee team “wins,” community engagement activities and accomplishments, and other morale-boosting subjects;
	Creative townhall “all hands on” meetings held at least twice per year to update employees on Company initiatives and performance, and recognize employee and/or departmental accomplishments;	Monthly or, in some situations, weekly manager meetings to review the status of Company and departmental initiatives and projects, and discuss employee career development and training opportunities;

Community service projects, designed to bring employees and management together for a common cause and expanded mentorship for employees;	Service awards given at 5 years and 10 years of service, through which employees are provided with a bonus award, Company-wide recognition;	Business units are afforded an annual budget to be used to recognize and reward employees for high performance, including exemplifying the Company’s core values; and	Employee and family appreciation events are also held each year that bring employees and their families together, including events at amusement parks, movie theaters, concerts and sporting events, as well as recurring internal events.
We intend to further enhance, expand and improve our employee engagement initiatives during 2023. We believe that doing so is especially important as we strive to keep employees engaged and feeling a sense of belonging with the Company and their co-workers during this time period when remote working environments are so prevalent. Connecting employees with each other and their managers through activities within the communities where they live and work is, and will remain, an important part of our employee engagement strategy.

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Competitive and Fair Employee Benefits and Compensation
The Company is committed to providing a comprehensive, competitive benefits package, which our employees are able to customize to meet their specific needs and goals. Those benefits include:

Core benefits	Disability, Life and Accidental Death and Dismemberment insurance, including certain threshold levels of coverage, that require no contribution from the employee;
An Employee Assistance Program that provides employees and their immediate family members with professional referrals, counseling sessions (provided at no charge for the first five sessions), financial planning services, family assistance and legal assistance is also provided without cost to the employee;
Health and wellness programs and perks for employees and their spouses or partners, which includes personalized health coaching, team and individual challenges, live wellness webinars and a monthly stipend for gym memberships and fitness classes;
Company-sponsored health benefits	Multiple options for medical insurance coverage for all eligible employees, including hourly employees;
A 401(k) plan that matches employees’ contributions after 90 days of service with a 100% match on the first 3% of pay that the employee contributes, and a 50% match on the next 2% of pay that the employee contributes;
Voluntary benefits
Access to Vision Insurance, Health Savings and Flexible Spending accounts, Supplemental Life and AD&D Insurance, Critical Illness, Accident, and Hospital Indemnity plans, Legal Insurance, Identity Theft, and Pet Insurance plans;

An attractive employee stock purchase program with above-market discounts for eligible employees, for which 288 employees were enrolled at the end of 2022, which we believe aligns those employees’ interests with those of our shareholders; and
Family planning benefits
Paid Parental Leave is provided for full-time employees who have a parental event (birth or adoption). In combination with disability payment, birth parents receive twelve weeks of paid time off for their own recovery as well as bonding. All other parents receive four weeks of paid time off.

All of our employees earn more than the federal minimum wage. The average wage of a full-time hourly employee of the Company as of December 31, 2022 was $18.88, with approximately 94% of those employees earning an average hourly wage of $15 or more. The average total compensation and benefits for a full-time hourly employee of the Company at December 31, 2022 was approximately $50,875, including base wages, average overtime wages, bonuses and benefits, such as paid time off.
Employee Retention Statistics for 2022
The voluntary and involuntary turnover rates in 2022 for all employees other than those who work in our Operations area, which is comprised primarily of our hourly customer contact center agents, were 24% and 12% respectively. The voluntary and involuntary turnover rates for employees working in our Operations area for 2022 were 52.9% and 12.4% respectively. We strive for voluntary turnover below the industry standard and have a goal of less than 50% in our Operations area. While we fell short of that goal for 2022, we continued to be lower than the industry average and lower than our 2021 rate. We, like many others in industries that utilize customer contact center employees, experienced a relatively high turnover rate with that segment of our employee base during 2022. We have implemented a number of initiatives to improve those turnover rates in 2023, including completing a market compensation analysis and adjusting compensation to make it more competitive, implementing initiatives designed to increase retention in response to feedback we have received through enhanced exit surveys and interviews with departing customer service agents, and broadening our geographic hiring footprint to new labor markets that are not as concentrated with other companies who hire similar roles.

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Employee Health & Safety
We continued to prioritize employee health and safety as an important area of focus during 2022, including health and safety measures implemented in response to the COVID-19 pandemic, to keep our employees and their families safe and well. With respect to general employee health and safety, we believe our policies, training, reporting and management review procedures have been effective in meaningfully limiting employee injuries, as evidenced by the table below.

Metric	2022	2021	2020
Total Recordable Incidents	6	5	8
Total Cases w/ Days Away	1	1	2
Improving Our Communities by Investing Our Money and Time in Them
Our Board of Directors and management team believes investing time and money to improve the communities where our employees and customers live and work is simply the right thing to do. We are committed to giving back to, and making a positive impact on, our communities, a commitment that we carry out through our PROG Holdings Foundation (the “Foundation”), the PROG Holdings Employee Matching Gift Program (the “Matching Gift Program”), the PROG Holdings Paid Service Program (the “Paid Service Program”), our Dollars for Doing Program, and various community engagement activities.
Our Foundation and Matching Gift Programs
We have a goal of improving the communities where our employees live and work through donations made by our Foundation, community involvement, and our Matching Gift Program. Our Foundation is committed to improving lives by making donations to non-profit organizations that utilize educational, developmental and technological tools to empower socio-economic improvement and mobility for the underserved. For example, in 2022, the Company made gifts that exceeded $300,000 in total to Big Brothers Big Sisters, the American Red Cross, Boys and Girls Club, Latinos in Action and PRIDE, as well as many other donations.
To compliment the Foundation initiatives described above, during 2022, we launched the PROG Development Center (the “Center”) to provide virtual technology, and other educational and personal development opportunities, and thus, socio-economic mobility, to high school students from economically challenged areas in Utah. Currently, the Center’s programming is offered virtually and through multiple third-party physical locations. In the future, we expect to open a dedicated physical location for the Center.
The Foundation-funded Center expects to utilize more than thirty private and public partnerships to provide content and programming, as well as development and support opportunities, to the youth who participate in the Center. Most of the Center’s current participants come from high schools located in the greater Salt Lake City area, which have relatively high populations of students from economically challenged environments.
We anticipate that our employees will continue to support the Center’s efforts by volunteering virtually and in-person, and serving as mentors for the students who participate in the Center’s offerings. We are excited about the Center providing a means through which participating youth can experience a sense of belonging, and through which innovation and growth are encouraged and supported, and participants are propelled into sustaining careers in technology and other areas of business.
Our Matching Gift Program matches employee donations to most non-profit organizations, with a maximum annual match of $1,000 per employee. We believe our Matching Gift Program helps ensure that a meaningful portion of our charitable giving is responsive to the local needs of the communities where our employees live and work, as determined by our employees, and thus, helps foster a sense of belonging between the Company and our employees.

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Our Paid Service and Community Engagement Programs
Our management team believes that simply making charitable donations to organizations that work to improve our communities, while important, is not adequate by itself to achieve our social responsibility goals. In addition to making donations, we believe it is crucial that our managers and employees at every level of the Company become personally engaged in the work of improving our communities by volunteering their time. As such, through our Paid Service Program, all of our employees are provided with eight hours of paid time to perform services for eligible non-profit organizations. Employees may also volunteer their time toward any eligible non-profit organization and, using our Dollars for Doing program, the Company will donate up to $1,000 per employee each year to that organization, based on the number of employee volunteer hours. In addition to enabling those individual opportunities for volunteering, the Company sponsors and participates in community engagement and improvement events, which during 2022, included:

Working with local school districts and foundations to increase the number of mentorships available to youths in our communities;	Working with the Boys and Girls Club to provide gifts to families who required assistance during the holidays;	Hosting an event where our leadership teams constructed prosthetic arms and wheelchairs to be donated to children in underserved countries;	Partnering with other organizations in our communities to collect and distribute school supplies and to create Education Success Kits for local school districts; and	Sponsoring and volunteering at Utah Pride and Phoenix Pride.
During 2022, our management team and employees volunteered 1,354 hours to these and other events and organizations that are making a positive difference in our communities. In the future, we expect to compliment the initiatives described above and accelerate our positive impact on the community by opening a physical location for the PROG Development Center. Initially, we expect the Center to provide virtual technology, and other educational and personal development opportunities, and thus, socio-economic mobility, to high school students from economically challenged areas in Utah. Our Foundation-funded Center expects to utilize multiple public and private partnerships to provide content and programming, as well as development and support opportunities, to the youth who participate in the Center. We anticipate that our employees will support the Center's efforts by volunteering virtually and in-person, and serving as mentors for students who participate in the Center's offerings.
Respecting and Supporting Our Customers
We strive to provide our customers with the respect and support that they deserve. To that end, we are focused on offering our products to them through ethical selling practices, which include transparent, easy-to-understand customer-facing materials and terms that not only comply with applicable laws and regulations, but often exceed those standards. We also show our appreciation and respect for our customers by striving to provide them with excellent customer service, working with them to position them for success with our offerings, and by protecting the security of their personal information.
Ethical Selling Practices
Our product offerings, including customer-facing marketing materials and transaction agreements, are reviewed on a regular basis by a cross-functional team of Company employees who are assigned the task of making sure those materials are transparent, easy-to-understand and compliant with applicable laws and regulations. This on-going effort includes participation by employees from our marketing, sales, operations, compliance, legal, information security and data privacy teams. In addition, we provide training manuals and in-person and virtual training to our POS partners to ensure that their marketing and other customer-facing materials accurately describe our offerings and comply with applicable laws and our compliance policies.
We monitor our POS partners’ websites and have a team of field inspectors visit POS partner locations to ensure their materials about our offerings and related practices satisfy our requirements.

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Striving to Offer Excellent Customer Service
We provide customers with multiple avenues for making us aware of any complaints or concerns they may have about their experiences with us. For 2022, the number of customer complaints expressed as a percentage of total active leases with Progressive Leasing averaged 0.56%. We carefully track the nature and number of customer complaints we receive from customers, and believe the quality and timeliness of the service our customers receive from us is critical to ensuring that they have an excellent experience with the Company and our offerings. For that reason, we regularly monitor the timeliness of our responses to customers who call us with complaints, and the time it takes us to resolve those matters. For example, with respect to Progressive Leasing, in 2022:

54%	76%	89%

of all customer questions, concerns or complaints were resolved on the same day the customer contacted us;	were resolved in less than ten days;	were resolved in less than thirty days.
In addition to monitoring how quickly we resolve customer concerns, we also monitor whether customers believe our customer service agents are friendly and knowledgeable. We do so by frequently conducting customer satisfaction surveys focused on how customers view their interactions with our support agents, at all stages of the customers’ experiences with us. Those survey results help us identify and understand specific areas for improvement within our customer service function. Those customer surveys for Progressive Leasing for 2022 include the following results:

92%	89%

of customers surveyed indicated that our customer service agents were friendly; and	indicated that those agents were knowledgeable about the matter raised by the customer.
In addition to these metrics, our Google customer satisfaction rating at the end of 2022 was 4.8 out of a possible 5 stars. While we believe these metrics indicate that our customers are pleased with our service levels, we intend to continue our efforts to further improve the quality and timeliness of our customer service in future periods, as part of our initiatives to show our customers how much we respect and value them.
Positioning Customers for Success with Our Offerings
Our Progressive Leasing business provides its customers with flexible terms designed to help them achieve merchandise ownership, including through low initial payments and early buyout options, such as our 90-day early buyout option. In addition, our proprietary decisioning processes and tools are designed and calibrated to result in customer application approval decisions and, for applicants who are approved, approval amounts, that position our customers for success with our products offerings. However, when our customers experience unexpected financial challenges and hardships, catastrophic weather events or other natural disasters, loss of a job, medical emergencies or other financially challenging situations, we work with those customers to try to find a solution that will enable them to achieve an outcome with our offerings that is satisfactory to them. In addition, our Progressive Leasing customers have the option to cancel their agreements with us at any time without any negative consequences by returning the leased merchandise to us, or having us pick it up.
Steps we took during 2022 to try to help customers facing unexpected financial hardships achieve success with our offerings included, depending on the unique facts and circumstances faced by each customer:
▪Allowing customers to defer making payments to us;

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▪Suspending collections activities;
▪Creating payment schedules personalized to the customer’s unique situation;
▪Offering discounted settlement opportunities, where appropriate; and
▪Waiving return fees.
One of the ways we evaluate if our customers are achieving success with our offerings is by monitoring the percentage of Progressive Leasing’s lease-to-own (“LTO”) transactions that result in customers achieving ownership of the merchandise they obtained through LTO arrangements with Progressive Leasing. For example, for LTO agreements funded by Progressive Leasing during the 2021 calendar year, the large majority of those transactions resulted in customers obtaining ownership of the leased merchandise, and approximately 75% of those customers obtained ownership of their merchandise by choosing to exercise an early buyout option. A significant portion of Vive’s customers also are successful with Vive’s offerings, with only 3.3% of the loans receivable held by Vive being aged 60-89 days and only 5% being aged more than 90 days as of December 31, 2022. While we believe all of these metrics demonstrate that our customers are frequently achieving success with our product offerings, we expect to continue to work with our customers to try to further improve those metrics going forward.
Protecting Our Customers' Personal Information: Cybersecurity and Data Privacy
During 2022, members of our Board of Directors received presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, key benchmarks and risk mitigation plans with management, and also reviewed the results of a cybersecurity maturity assessment conducted by an independent third party advisor, and discussed that assessment with management and the advisor.
Our senior management has developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) Cybersecurity Framework. Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement, when responding to such issues.
We have a dedicated team of employees overseeing our cybersecurity and data privacy initiatives, led by our Chief Information Security Officer (who has twenty years experience working in cyber and information security roles with large companies, including multiple senior executive positions), in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Committee comprised of a cross-functional group of senior executives and other employees that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, classification and mitigation efforts. Going forward, our Chief Information Security Officer will continue to provide updates to our Board regarding this important topic.

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Some of the other steps we have taken to detect, identify and attempt to mitigate data security and privacy risks include:

Adopting and periodically reviewing and updating information security and privacy policies;
Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;
Complying with the Payment Card Industry Data Security Standard;
Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;
Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on those vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

Providing security and privacy training and awareness to all of our employees; and
Maintaining cyber liability insurance.
We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our employees also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.
Understanding and Improving Our Environmental Footprint and Impacts
Our Board of Directors and management team believe it is critical that businesses across all industries, including ours, all do their part to improve the environment. As described in more detail in our ESG Review, during 2022, we took a number of steps designed to help us understand our current environmental footprint and impacts, and which we believe will result in a reduction of our energy, water and paper use, as well as our direct and indirect greenhouse gas ("GHG") emissions, including:

Engaging a third-party environmental consultant to assist us with understanding our environmental footprint and developing a plan to reduce our unfavorable environmental impacts, including with respect to the matters described below

Calculating Scope 1 and Scope 2 GHG emissions

Reducing the amount of office and call center space we utilize by approximately 32%, which we expect will result in significantly less energy and water use, in addition to lower lease payments for those properties

Eliminating mailing hard copies of lease-to-own agreements to our customers, except where we do not have a working email address for them, resulting in a reduction of approximately 16 million pages of paper annually
Continuing to allow most of our employees to work from home, which we believe results in significant reductions in greenhouse gas emissions and fuel usage

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Other steps we have previously taken to improve our impact on the environment include:

Locating our headquarters in a building that is LEED Silver Certified, which uses daylight harvesting lighting control systems;	Providing recycling containers at our facilities, through which we recycle aluminum, paper and plastic;	Installing speed governors on most of our fleet of trucks used for moving merchandise, to save fuel, reduce emissions and promote safe driving; and	Enforcing our restrictions on excessive vehicle idling by promptly alerting any fleet driver who has been idling for longer than the maximum time we permit.
We plan to update the status of our initiatives to reduce our energy, water and paper use and GHG emissions in our annual ESG reviews, and encourage all of our stakeholders to follow our progress.

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Non-Management Director Compensation In 2022
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally. For 2022, our non-employee directors received an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date. Our Chairman, Mr. Robinson, also receives a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required.
Directors who are employees of the Company receive no compensation for their service on our Board of Directors.
The following table shows compensation earned by non-employee directors during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Kathy T. Betty(2), (3)	85,000	125,000	210,000
Douglas C. Curling(2), (4)	90,000	125,000	215,000
Cynthia N. Day(2), (5)	95,000	125,000	220,000
Ray M. Robinson(2), (6)	175,000	125,000	300,000
James P. Smith(2), (7)	75,000	125,000	200,000
Ray Martinez(2), (7)	75,000	125,000	200,000
Caroline Sheu(2), (7)	75,000	125,000	200,000
1.Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718.
2.As of December 31, 2022, each of these non-executive directors held 5,002 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in May 2022.
3.Includes $21,250 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
4.Includes $22,500 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
5.Includes $23,750 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
6.Includes $43,750 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
7.Includes $18,750 in fees earned for services in the fourth quarter of 2022 which will be paid in 2023.
Stock Ownership Guidelines
Under our current stock ownership guidelines, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least $400,000 prior to the later of January 31, 2021 or four years from when the director first joined our Board of Directors. As of December 31, 2022, each of our directors is currently in compliance with the requirements established in these guidelines.

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Compensation Discussion and Analysis
The purpose of this Compensation Discussion & Analysis section (this “CD&A”) is to provide information regarding our executive compensation philosophy, objectives and decisions for our “named executive officers” (“NEOs”) and to explain how and why the Compensation Committee of our Board of Directors made its compensation decisions for 2022. The NEOs for 2022 are shown in the table below:

Named Executive Officer	2022 Position
Steven A. Michaels	President and Chief Executive Officer
Curtis L. Doman	Founder and Chief Innovation Officer
Brian J. Garner	Chief Financial Officer
Eugene V. Thomas[1]	General Counsel and Corporate Secretary
Marvin F. Fentress[2]	General Counsel and Corporate Secretary
1.Mr. Thomas was appointed as the Company's General Counsel and Corporate Secretary effective May 31, 2022, and resigned from the Company for personal reasons effective November 6, 2022.
2. Mr. Fentress retired from his position as the Company's General Counsel and Corporate Secretary effective May 31, 2022, but continued as a non-officer employee of the Company thereafter, until July 1, 2022.
Executive Summary
The Compensation Committee recognizes the difficult and frequently changing macroeconomic, operating and financial environment the Company's leadership team navigated during 2022. The rapid increase in the rate of inflation during 2022, particularly in gas, food and housing costs, reached levels not seen in more than four decades. Those inflationary pressures disproportionately negatively impacted the customers served by the Company. As a result, customer payment delinquencies and uncollectible renewal payments experienced within the Company's Progressive Leasing segment during much of 2022 significantly exceeded levels seen during pre-pandemic periods. Moreover, the Company believes the significant increase in the rate of inflation and interest rates experienced during 2022, as well as widespread fears of a possible recession, unfavorably impacted consumer confidence within the Company's customer base, resulting in a decrease in consumer demand for the types of merchandise offered by many of the Company's key national and regional POS partners, and thus, for the Company's product offerings, which negatively impacted its GMV.
The Committee commends the team's efforts to aggressively respond to the macroeconomic headwinds and unfavorable business impacts the Company encountered during 2022. For example, the team tightened lease decisioning to reduce customer payment delinquencies and write-offs after the performance of Progressive Leasing's lease portfolio began to deteriorate in the first half of the year due to worsening macroeconomic conditions. As a result of those decisive steps, the lease portfolio significantly improved by year-end, as write-offs returned to the Company's historically targeted range of 6% to 8% for the 2022 fiscal year, improving to 6.5% for the fourth quarter of 2022. In addition, when macroeconomic headwinds began to negatively affect consumer demand and, therefore, Progressive Leasing's GMV, the Company's leadership team quickly right-sized the Company's cost structure by meaningfully reducing the Company's operating expenses, including making the difficult decision to decrease headcount by approximately 10%.
The Compensation Committee also recognizes that the leadership team delivered in several areas of strategic importance in 2022, despite the challenging and volatile economic environment. Examples of these accomplishments include the following:

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Compensation Discussion and Analysis

Increasing Progressive Leasing's GMV generated from e-commerce platforms to 17.2% of its total GMV, up from 15.2% in 2021
Adding 89 new active e-commerce retailers to Progressive Leasing
Continuing to enhance the Company's programs and initiatives to recruit, develop, engage, retain and promote a diverse workforce of highly qualified employees
Repurchasing approximately 15% of the Company's outstanding shares — equating to $223.6 million of capital being returned to shareholders — without meaningfully impacting the Company's future ability to invest in organic growth and attractive mergers and acquisitions opportunities, or to potentially return excess capital to shareholders in other ways
Continuing to invest in new products and technologies that we believe will promote customer engagement, simplify and further improve our customers' and retail partners' experiences with our offerings, enhance our e-commerce capabilities, broaden our fintech product ecosystem, and responsibly increase our GMV and revenues
The Compensation Committee is committed to implementing executive compensation plan designs, metrics and strategies, that are intended to incent and motivate our leadership team to reach the goals set by the Committee, as discussed in further detail in this CD&A. The Committee-approved compensation programs are further designed to create a strong linkage between executive pay and the Company's financial and operational performance. For 2022, those pay-linked performance results included:
▪With respect to the Company's Annual Incentive Program ("AIP"), the Company achieving the maximum level of performance of adding new, active E-commerce retailers and achieving the target level of performance for compliance and strategic goals. However, the Company's below threshold level of Adjusted EBITDA performance triggered a 50% reduction in the amount of the AIP payout tied to the non-financial performance metrics that otherwise would have been earned by Messrs. Michaels, Garner and Doman. In addition, no payment was earned by those executives on the portion of the 2022 AIP tied only to Adjusted EBITDA performance. As a result, each of those executives earned an AIP payment equal to only 20% of his targeted compensation.(1)
▪With respect to the Company's Long-Term Incentive Program ("LTIP"), the Company failing to achieve the threshold levels of Adjusted Revenue, Adjusted Pretax Income and Return on Capital, which resulted in Messrs. Michaels, Garner and Doman failing to earn any of the performance shares granted to them at the beginning of 2022.(2)
In addition to the Company's operating and financial performance, shareholder feedback is an important factor in how we approach and evaluate our executive compensation programs and practices. We are pleased to report that, at last year's annual meeting, our shareholder say-on-pay vote was overwhelmingly approved by approximately 95% of the votes cast. The Compensation Committee will continue to consider "say-on-pay" vote results and feedback from shareholders when reviewing our executive compensation programs and practices.
The Compensation Committee believes it is important to note that it did not make any adjustments to the performance metrics and targets applicable to Messrs. Michaels, Garner and Doman after those metrics and targets were established in early 2022 even though, in the Committee's view, the severe impacts of the macroeconomic headwinds faced by the Company during the year were the primary drivers of the Company's failure to meet threshold levels of achievement for the financial performance metrics used in the Company's incentive compensation plans for 2022. As a result, the actual compensation ultimately realized by Messrs. Michaels, Garner and Doman for 2022 fell meaningfully below their targeted levels of compensation. We believe this outcome demonstrates our strong commitment to aligning the pay of our most senior officers with strict performance metrics and the long-term interests of our shareholders, notwithstanding the efforts and accomplishments of the most senior members of the Company's management team during 2022.

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Compensation Discussion and Analysis

1.We define Active E-Commerce Retailers for management incentive purposes is defined as retailers who give consumers the ability to transact completely online. We define Adjusted EBITDA used in our incentive compensation plan as Consolidated GAAP Earnings Before Income Tax Expense, adjusted to exclude: (i) depreciation and amortization expense; (ii) interest expense, net; (iii) stock-based compensation expense; (iv) the partial impairment of Four's goodwill; and (v) restructuring expenses. E-Commerce GMV is the GMV from Progressive Leasing lease-to-own transactions that are completed and executed online.
2.We define Adjusted Revenue as the consolidated GAAP revenues of PROG Holdings, Inc., reduced for the amount of credit loss provision expense at Vive and Four. Adjusted Pretax Income is consolidated GAAP earnings before income tax expense, adjusted to exclude the following items: (i) the partial impairment of Four's goodwill and (ii) restructuring expenses. Return on Capital is measured by dividing adjusted net operating profit (which we define as operating profit adjusted for the partial impairment of Four's goodwill and restructuring expenses) after tax by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders' equity, calculated on a quarterly basis.

Objectives of Our Executive Compensation Programs
The primary objectives and priorities of our executive compensation program are to:

1	2	3	4	5

attract, motivate, and retain quality executive leadership;	align the incentive goals of our executive officers with the interests of our shareholders;	enhance the individual performance of each executive officer;	improve our overall performance; and	support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee considers a variety of factors when approving compensation programs, including:

The actual financial and business performance of the Company, as compared to our expectations;
Individual executive performance, as compared to our expectations;
Changes in our short-term and long-term business strategies;
Attracting, retaining, and motivating high-caliber executive talent to realize our objectives;
External market data to ensure we are delivering competitive compensation opportunities to our executives; and
Alignment of pay and performance to ensure shareholder interests are being met.
A more complete description of the annual process for establishing our executive compensation programs is described below.

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Compensation Discussion and Analysis
Our Strong Compensation Governance Practices
In addition to linking pay with performance and working to help ensure our executive compensation programs continue to serve the long-term interests of our shareholders, we believe we employed strong compensation and governance principles and policies during 2022, while avoiding problematic or disfavored practices, as noted below:

▪Independent Compensation Committee assisted by an independent consultant
▪We annually assess the Company's compensation policies to ensure that the features of our program do not encourage undue risk
▪All executives are "at will" employees
▪Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 86% performance-based for CEO and approximately 75% for all other NEOs)
▪Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives
▪Incentive plans that utilize multiple measures, including growth, profitability, and returns
▪Reasonable incentive plan targets and ranges, with capped incentive payouts
▪Double-trigger equity vesting acceleration upon a change of control
▪Meaningful stock ownership requirements
▪Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain situations

What We Do

▪No repricing or cash buyouts of stock options without shareholder approval
▪No excise or other tax gross-ups on change-in-control payments
▪No hedging or pledging of Company stock
▪No excessive perquisites or other benefits
▪No single-trigger severance benefits upon a change-in-control
▪No payment of dividends on unearned or unvested shares
▪No guaranteed incentive payments

What We Don’t Do
2022 Compensation Process and Actions
Role of the Compensation Committee. The Compensation Committee is comprised solely of directors that our Board of Directors has determined to be independent under applicable standards of both the SEC and NYSE. Its role is to oversee executive and outside director compensation, benefit plans and policies, including equity compensation plans and other forms of compensation, and other significant human capital matters. More specifically, the Compensation Committee reviews and discusses proposed compensation for NEOs, evaluates their performance, and sets their compensation. In addition, the Compensation Committee approves all equity awards for NEOs and other executive officers.

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Compensation Discussion and Analysis
Role of Management. The Compensation Committee considered the input and recommendations of Mr. Steve Michaels with respect to our executive compensation programs and decisions that impact other NEOs. Mr. Garner also provided input with respect to financial goals and recommendations as relevant to the overall executive compensation program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officer participates.
Role of Independent Compensation Consultant. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2022, the Compensation Committee retained the services of Exequity LLP which reported directly to the Compensation Committee but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant vary from year to year, the following are the services generally provided by the independent consultant:
▪providing information on trends and related legislative, regulatory, and governance developments;
▪reviewing and recommending any changes to the benchmarking peer group for the consideration and approval of the Compensation Committee;
▪conducting competitive assessments of executive compensation levels and incentive program designs;
▪consulting on compensation for outside directors;
▪conducting a review of our compensation programs from a risk assessment perspective;
▪assisting with review and disclosures regarding the executive compensation programs; and
▪reviewing the Compensation Committee’s annual calendar and related governance matters.
Representatives from Exequity attended meetings of the Compensation Committee pertaining to 2022 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.
Role of Benchmarking. The Compensation Committee uses compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee annually reviews market data provided by its independent consultant to better understand market movement and to assess how our executives' compensation compares. Market data was reviewed at the end of 2021 to help inform 2022 target pay levels for our NEOs.
In referencing this market data, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include objective measurements of business performance, accomplishment of compliance, strategic, and financial objectives, the development and retention of management talent, enhancement of shareholder value, and other matters the Compensation Committee deems relevant to our short-term and long-term success.

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Compensation Discussion and Analysis
With respect to 2022 compensation decisions, the Compensation Committee referenced a market study that was conducted by Exequity at the end of 2021. The peer group used in that study was proposed by Exequity and approved by the Compensation Committee and included companies representing consumer finance and financial technology companies similar in size to the Company in terms of revenues and market capitalization. Peer group data was sourced from the most recently filed proxy statements for each peer company. In addition, the Compensation Committee also reviews general industry survey data as a secondary reference. Survey data was sourced from Willis Towers Watson's 2021 General Industry Executive Compensation Survey.

Peer Group
Ally Financial Inc.	Euronet Worldwide, Inc.	OneMain Holdings, Inc.
Black Knight, Inc.	FirstCash, Inc.	PRA Group, Inc.
Credit Acceptance Corporation	Genpact Limited	SLM Corporation
Discover Financial Services	Green Dot Corporation	Synchrony Financial
Encore Capital Group, Inc.	Jack Henry & Associates, Inc.	WEX Inc.
Enova International, Inc.	LendingTree, Inc.
ePlus inc.	Navient Corporation

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Compensation Discussion and Analysis
Components of Our 2022 Executive Compensation Programs
Primary Components
The three primary components of each NEO’s total direct compensation for 2022 were as follows:

Component	Terms and Objectives
Base Salary
▪Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.
▪Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award
▪Variable performance-based award opportunity based on achievements with respect to financial and operational performance goals.
▪Motivate executives to improve financial and operational performance year-over-year.
▪Reward executive officers for delivering on financial and operational goals.

Long-Term Equity Incentive Award
▪To balance long-term performance and retention, long-term equity incentive awards for 2022 were allocated as follows: 50% performance shares, 25% stock options, and 25% time-based restricted stock awards.
▪ Aligns executive interests with shareholders.
▪ Motivate executive officers to achieve superior business results over long-term.
▪Enhance alignment between management and shareholder interests.
▪Support stock ownership requirements.

These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee does not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: performance against corporate and individual objectives for the fiscal year, performance of general management responsibilities, the value of any unique skills and capabilities, contributions as a member of the executive management team, and competitive market considerations.
Total direct compensation for our NEOs emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities – linked to strategic, financial, operating and stock price performance – should increase as overall responsibility increases.

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Compensation Discussion and Analysis
Compensation Outcomes and Pay Mix for 2022
The following graphs demonstrate our pay for performance philosophy by showing the mix of target pay for 2022 for our CEO and other NEOs as a group:
Base Salaries
The Compensation Committee views base salaries as fixed compensation. Typically, it reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive with the market, as well as reflective of each executive’s role, responsibilities and performance. However, in rare instances the Committee may adjust them in the interim as necessary to ensure they remain appropriate, competitive and reflective of an executive’s position, including any change in responsibilities.
In February 2022, the Compensation Committee, with the assistance of Exequity, reviewed the base salaries of Messrs. Michaels, Doman, Garner and Fentress for possible adjustments. During that process, the Committee considered, among other factors, compensation market data provided by Exequity, the roles and responsibilities of each of those NEOs, the individual performance of each of those NEOs in 2021 and, with respect to Messrs. Doman, Garner and Fentress, Mr. Michaels’ recommendations regarding their 2022 base salaries. As a result of that process, the Committee adjusted the annual base salaries for Mr. Michaels from $900,000 to $950,000 and Mr. Garner from $475,000 to $500,000, primarily to align their compensation to the competitive market. With respect to Mr. Thomas, the Compensation Committee approved his base salary in connection with his appointment as the Company’s General Counsel and Corporate Secretary, effective as of May 31, 2022. In doing so, the Committee considered the roles and responsibilities that Mr. Thomas would have with the Company, his prior experience, competitive market data provided by Exequity, and Mr. Michaels’ recommendation regarding Mr. Thomas’s base salary. The table below reflects 2022 base salaries for our NEOs.

Named Executive Officer	2022 Base Salary ($)
Steven A. Michaels	950,000
Curtis L. Doman	550,000
Brian J. Garner	500,000
Eugene V. Thomas[1]	475,000
Marvin A. Fentress[2]	425,000
1.Mr. Thomas was appointed as the Company's General Counsel and Corporate Secretary effective May 31, 2022, and resigned from the Company for personal reasons effective November 6, 2022.
2. Mr. Fentress retired from his position as the Company's General Counsel and Corporate Secretary effective May 31, 2022, but continued as a non-officer employee of the Company thereafter, until July 1, 2022.

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Compensation Discussion and Analysis
Annual Cash Incentive Awards
Annual cash incentive awards made through our Annual Incentive Program (“AIP”) provide the opportunity to earn cash awards based on the achievement of performance targets determined by the Compensation Committee at the beginning of the year. The amount earned will vary based on the degree to which the performance target is achieved, subject to the Compensation Committee’s review.
The target awards set forth below applied to our NEOs for 2022.

Named Executive Officer	2022 Target % of Salary
Steven A. Michaels	140%
Curtis L. Doman	100%
Brian J. Garner	100%
Eugene V. Thomas[1]	79%
Marvin A. Fentress	76%
1.Mr. Thomas' AIP target payout level was approved by the Compensation Committee in connection with his appointment to become the Company’s General Counsel and Corporate Secretary, effective May 31, 2022. Mr. Thomas resigned from the Company effective November 6, 2022, and thus, was not eligible to receive any payment under the Company’s 2022 AIP.
Performance Measures and Weights. During the first quarter of 2022, the Compensation Committee established the performance metrics that would be used in the 2022 AIP, the weighting for each of those metrics, as well as threshold, target and maximum levels of performance for each of the performance metrics, that corresponded to a threshold, target, and maximum incentive payout level.
The following were the performance measures and weights for the 2022 AIP for each NEO:

Performance Measure	Weight
Consolidated Adjusted EBITDA	60%
E-Commerce GMV	15%
Active E-Commerce Retailers	5%
Compliance and Strategic Initiatives	20%
Consolidated Adjusted EBITDA used for management incentive purposes is Consolidated GAAP Earnings Before Income Tax Expense, adjusted to exclude: (i) depreciation and amortization expense; (ii) interest expense, net; (iii) stock-based compensation expense; (iv) the partial impairment of Four's goodwill; and (v) restructuring expenses. E-Commerce GMV is the GMV from Progressive Leasing lease-to-own transactions that are completed and executed online. Active E-Commerce Retailers is based on the number of E-commerce retailers from which consumers may obtain the merchandise they desire through Progressive Leasing's lease-to-own product. Pursuant to the design of the 2022 AIP, if the Company failed to achieve the threshold level of consolidated Adjusted EBITDA, then any payout earned under the Compliance and Strategic Initiatives performance measure would be limited to 50% of what it otherwise would have been.
The Compensation Committee selected Adjusted EBITDA as one of its key performance metrics for the 2022 AIP because it is a key metric used by management and investors to monitor and assess the Company’s financial performance. It is also widely used by investors for valuation purposes and for comparing the Company’s performance against the performance of others in its industry. Accordingly, the Compensation Committee assigned it a significant weighting of 60%. Furthermore, the Compensation Committee determined that Adjusted EBITDA would be calculated consistently with the way in which our publicly disclosed non-GAAP Adjusted EBITDA measures are calculated. For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The Compensation Committee selected E-Commerce GMV as another key metric for the 2022 AIP because our management team and Board believe e-commerce platforms are an increasingly important source of growth for our GMV, revenues and earnings, and that a focus on e-commerce will enable us to win new customers who

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Compensation Discussion and Analysis
prefer shopping on e-commerce platforms, while preserving our relationships with existing customers who may decide to shop online, as opposed to in-person at brick and mortar store locations. The Committee also considered that the dollar value of merchandise obtained by consumers through e-commerce platforms has increased significantly in recent years, and is expected to continue increasing in future years, and that having a significant presence on e-commerce platforms is critical to our strategy of creating a seamless omnichannel experience for our customers. For these reasons, the Committee assigned the e-commerce GMV metric a weighting of 15%. For those same reasons, the Committee agreed with management's recommendation to include a key metric tied to the growth in the number of active E-commerce retailers from which consumers may obtain the merchandise they desire through Progressive Leasing's lease-to-own product. the Committee assigned that metric a weighting of 5%.
The Compensation Committee weighted the remaining portion of the 2022 AIP toward the Company’s key compliance and strategic initiatives. The Compensation Committee believes this metric emphasizes the importance of recognizing progress in areas beyond financial results that support the Company’s business strategy and values and is critical to creating sustained shareholder value in the future. For those reasons, the Committee assigned the compliance and strategic initiatives metric a weighting of 20%.
Performance Goals and Results. The Compensation Committee established goals for each of the performance measures in the 2022 AIP during the first quarter of 2022, including a threshold, target, and maximum performance goal that corresponded to a threshold, target, and maximum incentive payout level. For the Adjusted EBITDA and both e-commerce measures, the payout range was from 0% to 200% of target and, for the Compliance and Strategic Initiatives measure, the payout range was from 0% to 125% of target (based on the number of compliance/strategic-related goals achieved).
The following tables summarize the performance goals, performance results, and related AIP payout levels as a percentage of target for each NEO:

	Weight	Plan Performance Range					Actual Performance and Payout[2]
Metric		Threshold	Target Zone[1]			Maximum	12/31/2022	% of Target	Payout Calculation
Consolidated Adjusted EBITDA	60%	$312.0	$341.5	—	$351.9	$381.4	$256.2	74%	—%
E-Commerce GMV	15%	$427.5	$467.9	—	$482.1	$522.5	$339.5	71%	—%
Active E-Commerce Retailers	5%	67	75			82	89	200%	10%
Compliance and Strategic Initiatives	20%	3 Projects	4 Projects			5 Projects	4 Projects	50%[3]	10%
Total Payout									20%

1.If actual performance falls anywhere within the dollar range, then payout is at 100% of target.
2.Actual performance was adjusted to exclude the impact of: (i) stock-based compensation; (ii) the partial impairment of Four's goodwill; and (iii) restructuring expenses.
3.Although the number of projects completed was at the target level for the Compliance/Strategic metric, the payout percentage was reduced to 50% of target due to the Company failing to achieve the threshold level of consolidated Adjusted EBITDA, which was a condition to the NEOs receiving a payout at 100% of target, as opposed to 50% of target.

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Compensation Discussion and Analysis
Based on the 2022 AIP performance metrics and weightings described above, and the level of performance achieved for each of those metrics, our NEOs received the 2022 AIP payments described in the table below.

Named Executive Officer	2022 Target Annual Incentive ($)	Award Earned Under Annual Incentive Plan Based on 2022 Performance ($)
Steven A. Michaels	1,330,000	266,000
Curtis L. Doman	550,000	110,000
Brian J. Garner	500,000	100,000
Eugene V. Thomas	375,250	—
Marvin A. Fentress(1)	323,000	—

1.Pursuant to Mr. Fentress' severance agreement, he will receive cash payments equal to two years of target AIP payments, paid in even increments over a two year period following his retirement effective July 1, 2022.

Long-Term Equity Incentive Awards
PROG Holdings' long-term equity incentive awards are intended to:
▪reward the achievement of business objectives that the Compensation Committee believes will benefit our shareholders;
▪align the interests of our senior management with those of our shareholders; and
▪assist with retaining our senior management to ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of equity awards.
Award Type and Mix. Each year the Compensation Committee grants equity awards to our NEOs; however, the award type and mix may change from time to time. In order to balance performance and retention incentives, the 2022 equity awards were made in the form of performance share units, stock options and time-based restricted stock awards.
The graphic below depicts our 2022 equity award mix for all executives, with the exception of Mr. Thomas, whose equity award mix for the awards granted to him in connection with his appointment as our General Counsel and Corporate Secretary was 69% time-based restricted stock awards and 31% performance shares:

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Compensation Discussion and Analysis

2022 Equity Awards	Objective	Provisions
Performance Shares
▪Focus participants on the fundamentals of growing our business and increasing the level of our earnings over the long term.
▪One-year performance period ensures greater validity in our forecasts while the multi-year vesting requirement facilitates our retention objectives and emphasizes sustained stock price focus.

▪Number of performance shares earned based on one-year Company performance.
▪Earned awards are subject to additional time-based vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Stock Options	▪Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	▪Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.
Restricted Stock	▪Addresses competitive concerns with a focus on retaining our key executives needed to realize our long-term performance objectives.	▪Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.
Target Awards. Target awards for 2022 were determined by the Compensation Committee and are intended to be reflective of each NEOs role and responsibilities. The table below reflects 2022 target award levels for our NEOs:

Named Executive Officer	2022 LTIP Target % of Salary
Steven A. Michaels	484%
Curtis L. Doman	327%
Brian J. Garner	210%
Eugene V. Thomas	179%
Marvin A. Fentress	200%
Long-term incentive ("LTI") awards for 2022 generally were converted to a target number of performance shares and time-based restricted stock by dividing the allocable portion of the grant date award value by the Company's closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of the options, as determined using a Black-Scholes-Merton option pricing model.
The LTI target awards that were granted to our executive officers at the beginning of 2022 are set forth in the tables below, expressed in terms of both share amounts and dollar value:

Named Executive Officer	Stock Options		Restricted Stock		Performance Shares		2022 Target LTI Value[1]
Steven A. Michaels	105,648	$1,150,000	39,438	$1,150,000	78,876	$2,300,000	$4,600,000
Curtis L. Doman	41,340	$450,000	15,435	$450,000	30,867	$900,000	$1,800,000
Brian J. Garner	24,117	$262,500	9,003	$262,500	18,006	$525,000	$1,050,000
Eugene V. Thomas	—	$—	31,692	$925,000	14,562	$425,000	$1,350,000
Marvin A. Fentress	19,524	$212,500	7,290	$212,500	14,577	$425,000	$850,000
1.The LTI dollar value of the target awards presented in the table above differ from the aggregate grant date fair values for our NEOs’ LTI awards as reported in the 2022 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2022 Table due to different dates used to value the awards versus the date on which the awards were granted.

PROG Holdings, Inc. 2023 Proxy Statement	49

Compensation Discussion and Analysis
Performance Shares Performance Measures and Weights
The following were the performance measures and weights for the performance shares granted in 2022:

Performance Measures	Weights
Consolidated Adjusted Revenue	60%
Consolidated Adjusted Pretax Income	20%
Return on Capital	20%
Consolidated Adjusted Revenue is the consolidated GAAP revenues of PROG Holdings, Inc., reduced for the amount of credit loss provision expense at Vive and Four. Consolidated Adjusted Pretax Income is consolidated GAAP earnings before income tax expense, adjusted to exclude the partial impairment of Four's goodwill and restructuring expenses. Return on Capital is measured by dividing adjusted net operating profit (which we define as operating profit adjusted for the partial impairment of Four's goodwill and restructuring expenses) after tax by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders' equity, calculated on a quarterly basis.
The Compensation Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings.
Performance Goals and Results
The Compensation Committee established goals for each of the performance measures applicable to performance shares, including a threshold, target, and maximum performance goal that corresponded to a threshold, target, and maximum number of shares that could be earned. The number of shares that could be earned ranged from 0% to 200% of target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.
The following table summarizes the performance goals, performance results, and related earning levels as a percentage of target for each NEO:

	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target[1]			Maximum	12/31/2022	% Target	Payout %
Consolidated Adjusted Revenue	60%	$2,680	$2,853	—	$2,911	$3,070	$2,557	88.7%	—%
Consolidated Adjusted Pretax Income	20%	$222	$243	—	$251	$272	$167	67.3%	—%
Return on Capital	20%	16.61%	19.2%	—	19.9%	22.47%	13.9%	70.1%	—%
Payout		25%	100%			200%			—%
1.If actual performance falls anywhere within the dollar range, then payout is at 100% of target.
As indicated above, based on the Company not satisfying the threshold level of achievement for 2022 LTI performance, no performance shares were earned by our NEOs for 2022.

50	PROG Holdings, Inc. 2023 Proxy Statement

Compensation Discussion and Analysis
Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines that apply to our NEOs. As of December 31, 2022, our executive officers either meet or are on track to meet guidelines within the five-year timeframe specified by these guidelines.

Feature	Provision
Required levels	5x base salary: Chief Executive Officer 3x base salary: Founder, Chief Innovation Officer and Chief Financial Officer 2x base salary: General Counsel and Corporate Secretary
Shares counted toward guidelines	Stock owned outright
Shares held in retirement accounts
Unvested time-based restricted stock units and restricted stock awards
Earned but unvested performance shares
“In the money” value of vested but unexercised stock options
Clawback Policy. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements. The Compensation Committee is in the process of further evaluating our clawback policy in light of new SEC rules regarding such policies, and expects to approve an updated clawback policy soon after the NYSE finalizes its rules regarding clawback policies, as it is required to do by the new SEC rules.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy. The Company expects to amend its Insider Trading Policy during 2023 in response to the SEC's recent amendments to the SEC rules for Rule 10b5-1 trading plans.
Tally Sheets. The Compensation Committee reviews tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTIs, severance, and change-in-control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.
Executive Benefits and Perquisites
Our executive compensation program also provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites represents a small portion of an NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.

PROG Holdings, Inc. 2023 Proxy Statement	51

Compensation Discussion and Analysis
Retirement Plans. Our NEOs participate on the same basis as other employees in our 401(k) Retirement Savings Plan, which we refer to as our 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match. Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested.
Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Severance Arrangements. It has been our practice to utilize an executive severance plan and other severance and change-in-control arrangements for select executives to provide these senior leaders certain benefits in the event their employment is terminated by us without cause or after a change in control of the Company. We believe these arrangements assist us in hiring executives and in retaining key leaders who are critical to the ongoing stability of our business. We further believe they foster objectivity should they be asked to evaluate proposals that may result in the loss of their employment. Following the spin-off of our former Aaron's Business operating segment in late 2020 (the "Spin-Off"), we entered into new updated severance and change-in-control arrangements with our executives that will be reflective of current market practices. See “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”
Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to certain executive officers. As a result, most of the compensation payable to any of our NEOs in excess of $1 million annually will not be fully deductible. When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing our executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration, and, in general, it has not been a material factor in our considerations when determining the amounts of compensation to be paid to our NEOs. Furthermore, the Compensation Committee expects in the future to authorize compensation in excess of $1 million to our executives that will not be fully deductible when it believes doing so is in the best interests of the Company and its shareholders.

52	PROG Holdings, Inc. 2023 Proxy Statement

Compensation
Committee Report
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, investor.progholdings.com. The Compensation Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the committee’s charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in the Proxy Statement related to the Company's 2023 Annual Meeting of Shareholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Proxy Statement and incorporated into the Annual Report on Form 10-K.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.
Douglas C. Curling (Chair)
Kathy T. Betty
Cynthia N. Day
Ray M. Robinson

PROG Holdings, Inc. 2023 Proxy Statement	53

Executive Compensation
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2022, 2021 and 2020, as applicable.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3)($)	All Other Compensation (4)($)		Total ($)
Steven A. Michaels(5)	2022	950,000	—	1,150,012	1,150,507	266,000	12,200	(10)	3,528,719
Chief Executive Officer	2021	900,000	—	3,705,015	1,111,116	1,358,600	383,300		7,458,031
	2020	647,404	—	1,453,939	304,526	1,208,400	111,724		3,725,993
Curtis L. Doman(6)	2022	550,000	—	450,085	450,193	110,000	12,200	(10)	1,572,478
Chief Innovation Officer	2021	550,000	—	1,388,820	416,733	622,700	11,600		2,989,853
	2020	485,649	—	989,725	314,665	928,900	12,210		2,731,149
Brian J. Garner(7)	2022	500,000	—	262,527	262,634	100,000	13,584	(10)	1,138,745
Chief Financial Officer	2021	475,000	—	758,400	227,683	537,800	11,600		2,010,483
	2020	323,827	—	243,603	79,834	283,500	5,900		936,664
Eugene V. Thomas(8)	2022	210,096	155,000	925,089	—	—	1,918		1,292,103
General Counsel, Corporate Secretary
Marvin A. Fentress(9)	2022	228,846	—	212,576	212,616	—	370,854	(10),(11)	1,024,892
General Counsel, Corporate Secretary	2021	425,000	—	715,740	214,805	367,900	11,600		1,735,045
	2020	400,196	—	618,910	201,852	540,000	13,722		1,774,680
1.Represents the aggregate grant date fair value of awards of time-based RSUs, RSAs, and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of the assumptions used in calculating these amounts. For the time-based restricted shares, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the achieved attainment level, which represents the probable outcome of the performance condition on the date of grant. The Company failed to achieve the threshold levels of performance metrics in the design of the Company’s 2022 Long-Term Incentive Plan, which resulted in our NEOs failing to earn any of the performance restricted stock granted to them in 2022. The amounts reported above for equity-related awards and, therefore, total compensation, may not represent the amounts that each executive actually realizes from the awards. Whether, and to what extent, an executive realizes value will depend on a number of factors, including stock price and, with respect to the Company's Long-Term Incentive Award Program, continued employment.
2.Represents the grant date fair value of awards of stock options recognized by the Company as required by the Financial Accounting Standards Board Codification Topic 718. The Company determines the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of the assumptions used in calculating these amounts. The amounts reported above for equity-related awards and, therefore, total compensation, may not represent the amounts that each executive actually realizes from the awards. Whether, and to what extent, an executive realizes value will depend on a number of factors, including stock price and, with respect to the Company's Long-Term Incentive Award Program, continued employment.
3.Reflects the value of the cash bonus earned under the Company's Annual Cash Incentive Award Program.
4.We provide a limited number of perquisites to our NEOs and value those perquisites based on their aggregate incremental cost to the Company. Prior to the Spin-Off, our NEOs could use the Company's aircraft from time to time for non-business use. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included. After the Spin-Off, the Company no longer owned any aircraft and, therefore, this perquisite was discontinued.
5.Mr. Michaels was appointed the Company's Chief Executive Officer effective as of December 1, 2020 in connection with the Spin-Off. Prior to that, Mr. Michaels served as Chief Executive Officer of the Company's Progressive Leasing operating segment since July 31, 2020. Prior to that, Mr. Michaels had served as the Company's Chief Financial Officer and President of Strategic Operations.
6.Mr. Doman was appointed the Company’s Chief Innovation Officer effective as of December 1, 2020 in connection with the Spin-Off. Prior to that, Mr. Doman served as Chief Innovation Officer of the Company’s Progressive Leasing operating segment.

54	PROG Holdings, Inc. 2023 Proxy Statement

Executive Compensation
7.Mr. Garner was appointed the Company’s Chief Financial Officer effective as of December 1, 2020 in connection with the Spin-Off.
8.Mr. Thomas was appointed the Company's General Counsel and Corporate Secretary effective as of May 31, 2022, and resigned from the Company for personal reasons effective November 6, 2022. Mr. Thomas received a one-time $155,000 bonus upon his appointment as General Counsel and Corporate Secretary in 2022. Mr. Thomas was not an NEO for the fiscal years ended December 31, 2021 or 2020.
9.Mr. Fentress was appointed the Company’s General Counsel and Corporate Secretary effective as of December 1, 2020 in connection with the Spin-Off. Mr. Fentress retired from his position as the Company's General Counsel and Corporate Secretary effective May 31, 2022, but continued as a non-officer employee of the Company thereafter, until July 1, 2022.
10.Includes matching contributions in the amount of $12,200 made by the Company to Messr. Michaels’, Doman’s, Garner's and Fentress' account, as applicable, in the Company’s 401(k) plan.
11.Includes payments of $358,654 made to Mr. Fentress in accordance with the terms of his severance agreement, which he will continue to receive in even increments over a two year period following his retirement effective July 1, 2022.
Grants of Plan-Based Awards in Fiscal Year 2022
Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2022. Set forth below is information regarding awards granted in 2022. See “Outstanding Equity Awards at 2022 Fiscal Year End” for the number of awards outstanding on December 31, 2022.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven A. Michaels		332,500	1,330,000	2,660,000
	3/1/2022				19,719	78,876	157,752				2,300,024
	3/1/2022							39,438			1,150,012
	3/1/2022								105,648	29.16	1,150,507
Curtis L. Doman		137,500	550,000	1,100,000
	3/1/2022				7,717	30,867	61,734				900,082
	3/1/2022							15,435			450,085
	3/1/2022								41,340	29.16	450,193
Brian J. Garner		125,000	500,000	1,000,000
	3/1/2022				4,502	18,006	36,012				525,055
	3/1/2022							9,003			262,527
	3/1/2022								24,117	29.16	262,634
Eugene V. Thomas		93,813	375,250	750,500
	5/31/2022				3,641	14,562	29,124				425,065
	5/31/2022							31,692			925,089
Marvin A. Fentress		81,250	325,000	650,000
	3/1/2022				3,644	14,577	29,154				425,065
	3/1/2022							7,290			212,576
	3/1/2022								19,524	29.16	212,616
1.For the named executive officers, represents the amounts that could be earned under the Company's Annual Cash Incentive Award Program based on performance against pre-determined goals for consolidated adjusted EBITDA, e-commerce GMV, active e-commerce retailers, and compliance and strategic initiatives. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.
2.Represents the performance shares granted under the Company's Long-Term Incentive Award Program. Performance metrics included consolidated Adjusted Revenue, consolidated Adjusted Pre-Tax Income and Return on Capital. The threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2023, 2024 and 2025. Based on the Company's performance for the year, the threshold levels of the performance metrics were not met and no performance shares were earned by our NEOs in 2022.
3.Includes the time-based restricted stock granted to each of our NEOs under the Company's Long-Term Incentive Award Program, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2023, 2024 and 2025.
4.Includes stock options granted under the Company's Long-Term Incentive Award Program that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2023, 2024 and 2025.
5.Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in calculating these amounts.

PROG Holdings, Inc. 2023 Proxy Statement	55

Executive Compensation
2015 Equity and Incentive Plan
General. The purpose of the Company’s 2015 Equity and Incentive Plan, as amended and restated (the “Equity Plan”) is to promote the long-term growth and profitability of the Company and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the Equity Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders.
Administration of the Equity Plan. Our Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the “Committee”) to administer the Equity Plan, and our Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the Equity Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Equity Plan. Subject to the express provisions of the Equity Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the Equity Plan.
Types of Awards. The Equity Plan provides for the grant of NQSOs, ISOs, SARs, restricted stock, restricted stock units, performance shares, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Shares Available for Issuance. The aggregate number of shares that will be available for issuance pursuant to awards granted under the Equity Plan is 11,546,816 shares (the “Share Pool”), subject to adjustment as described in the Equity Plan, of which 4,016,678 shares remain available for issuance as of March 13, 2023. The shares issued by the Company under the Equity Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares awarded under the Equity Plan are not issued, or are reacquired by the Company, as a result of a forfeiture of restricted stock or a restricted stock unit, or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Equity Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Equity Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be added back to the Share Pool.
Amendment and Termination. Our Board of Directors or the Committee may amend or terminate the Equity Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the Equity Plan to the extent required by Section 422 of the Internal Revenue Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Equity Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

56	PROG Holdings, Inc. 2023 Proxy Statement

Executive Compensation
Employee Stock Purchase Plan
General. The purpose of the Company's Employee Stock Purchase Plan, which we refer to as the "ESPP", which was approved by our shareholders, is to encourage ownership of our common stock by eligible employees of the Company and certain of its subsidiaries which have been designated as eligible to participate in the ESPP. Specifically, the ESPP provides eligible employees an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and the Company. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment.
Administration. The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or PROG Holdings' employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Offering Period, Purchase of Shares. Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.
Shares Available for Issuance. The maximum number of shares of our common stock authorized for sale under the ESPP is 700,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of December 31, 2022, the aggregate number of shares of common stock that may be issued under the ESPP was 455,486.

PROG Holdings, Inc. 2023 Proxy Statement	57

Executive Compensation
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards of PROG Holdings, Inc. held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2022. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2022, which was $16.89.

Name of Executive	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Steven A. Michaels	5,134		—		27.46	2/18/2024
	8,237		—		26.98	4/15/2024
	27,324		—		25.87	3/10/2025
	41,796		—		20.88	2/26/2026
	33,762		—		25.07	2/24/2027
	25,632		—		43.59	3/2/2028
	19,644		—		49.97	2/21/2029
	18,238	(2)	9,118	(2)	32.07	3/6/2030
	21,570	(3)	43,140	(3)	46.94	3/3/2031
	—		105,648	(4)	29.16	3/1/2032
							5,309	(5)	89,669	8,762	147,990
							15,640	(6)	264,160	36,981	624,609
							39,438	(7)	666,108	—	—
Curtis L. Doman	25,958		—		43.59	3/2/2028
	19,907		—		49.97	2/21/2029
	18,845	(2)	9,422	(2)	32.07	3/6/2030
	8,090	(3)	16,180	(3)	46.94	3/3/2031
	—		41,340	(4)	29.16	3/1/2032
							3,339	(5)	56,396	6,948	117,352
							5,860	(6)	98,975	12,224	206,463
							15,435	(7)	260,697	—	—
Brian J. Garner	1,767		—		25.07	2/24/2027
	3,036		—		43.59	3/2/2028
	4,196		—		49.97	2/21/2029
	3,817	(2)	1,908	(2)	39.39	2/25/2030
	4,420	(3)	8,840	(3)	46.94	3/3/2031
	—		24,117	(4)	29.16	3/1/2032
							672	(5)	11,350	1,389	23,460
							3,200	(6)	54,048	7,571	127,874
							9,003	(7)	152,061	—	—
Eugene V. Thomas	—		—
							—		—	—	—
Marvin A. Fentress	—		—
							—		—	—	—
1.Reflects award value based on a share price of $16.89, the closing price of our common stock on December 31, 2022
2.These options vested in three equal increments on each of March 7, 2021, 2022 and 2023.
3.These options vest in three equal increments on each of March 7, 2022, 2023 and 2024.
4.These options vest in three equal increments on each of March 7, 2023, 2024 and 2025.
5.These RSAs vested on March 7, 2023.
6.These RSAs vest in three equal increments on each of March 7, 2022, 2023 and 2024.
7.These RSUs vest in three equal increments on each of March 7, 2023, 2024 and 2025.

58	PROG Holdings, Inc. 2023 Proxy Statement

Executive Compensation
Options Exercised and Stock Vested in Fiscal Year 2022
The following tables provide information for the named executive officers on (i) stock option exercises during 2022, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Steven A. Michaels	—	—	46,916	1,194,951
Curtis L. Doman	—	—	26,718	680,507
Brian J. Garner	—	—	8,843	225,231
Eugene V. Thomas	—	—	—	—
Marvin A. Fentress	—	—	14,644	363,286
1.Reflects the value of options exercised based on the difference between the closing price of Company common stock on the day of exercise and the applicable exercise price.
2.Reflects the value of shares that vested based on the closing price of Company common stock on the applicable vesting date.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Nonqualified Deferred Compensation as of December 31, 2022
Effective July 1, 2009, the Company implemented the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.
Compensation deferred under the plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The deferred compensation plan liability was $2.2 million and $2.4 million as of December 31, 2022 and 2021, respectively. Liabilities under the plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt "mirror" funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the plan, primarily with cash and money market funds. The value of the assets within the rabbi trust was $1.9 million and $2.3 million as of December 31, 2022 and 2021, respectively, and is included in prepaid expenses and other assets in the consolidated balance sheets. Benefits paid to employees of the Company were not material during the years ended December 31, 2022, 2021 and 2020.
Effective January 1, 2018 the Company implemented a discretionary match within the nonqualified Deferred Compensation Plan. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match for an individual employee is not to exceed $12,200, $11,600 and $11,400 in 2022, 2021 and 2020, respectively, and is subject to a three-year cliff vesting schedule. Deferred compensation expense related to the Company’s matching contributions was not significant during the years ended December 31, 2022, 2021 and 2020.

PROG Holdings, Inc. 2023 Proxy Statement	59

Executive Compensation
The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name of Executive	Named Executive Officer Contributions in 2022 ($)	Company Contributions in 2022(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2022 ($)
Steven A. Michaels	18,885	—	(8,486)	—	1,158,044
Curtis L. Doman(1)	—	—	—	—	—
Brian J. Garner(1)	—	—	—	—	—
Eugene V. Thomas(1)	—	—	—	—	—
Marvin A. Fentress(1)	—	—	—	—	—
1.Messrs. Doman, Garner, Thomas and Fentress did not participate in the Deferred Compensation Plan.
2.Company is not making a discretionary match for 2022 contributions resulting from certain performance targets not being achieved in 2022.
Potential Payments Upon Termination or Change-in-Control
Severance and Change-in-Control Agreements
In September 2021, we entered into severance and change-in-control agreements with Messrs. Michaels, Garner, Doman and Fentress to provide each of these senior leaders certain benefits in the event his employment is terminated by us without cause or after a change-in-control of the Company. We believe these arrangements assist us in retaining key leaders who are critical to the ongoing stability of our business. We further believe they foster objectivity should these executives be asked to evaluate proposals that may result in the loss of their employment following a change-in-control of the Company.
Our severance and change-in-control agreements with Messrs. Michaels, Garner, Doman and Fentress have an initial term of three years, and automatically renew for one-year periods after the initial term, unless either party gives notice not to extend the term. Under these agreements, if the executive’s employment is terminated by the Company during the two-year period following a change-in-control (other than for cause, disability or death), or if employment is terminated by the executive for good reason, the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive’s annual salary plus (y) the executive’s target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days the executive was employed during the year in which termination occurs; (iii) a lump sum payment in an amount equal to two years’ worth of the executive’s monthly COBRA premiums for continued coverage under the Company’s group health insurance plan; and (iv) full vesting of all outstanding stock options, stock appreciation rights, restricted stock units and other equity-based awards granted to the executive under any of the Company’s equity incentive plans.
In the event the executive’s employment is terminated by the Company outside of the change-in-control context, and other than for cause, or due to disability or death, or where the executive terminates his employment with the Company for good reason outside of the change-in-control context, the executive shall (i) receive continued salary for two years following termination plus bonus payments equal to the executive’s target bonus, payable no less frequently than on a monthly basis beginning on the 60th day following termination; (ii) vest in a pro rata portion of any stock options, restricted stock units and performance shares granted under any of the Company’s equity incentive plans that are subject to annual vesting and that: (x) were granted at least 12 months prior to the termination and (y) would otherwise vest on the next anniversary of their grant date; provided that, if the executive was employed for at least six months during the 12-month vesting period prior to the termination, then all such stock options, restricted stock units and performance shares shall vest; (iii) vest in a pro rata portion of any performance shares granted under any of the Company’s equity incentive plans and that (x) were granted at least 12 months prior to the termination and (y) are subject to a performance period greater than 12 months, with any such performance shares being settled when settled for similarly situated executives.

60	PROG Holdings, Inc. 2023 Proxy Statement

Executive Compensation
The definitions of “change-in-control”, “cause”, “disability” and “good reason” are summarized in the table below.
In the event that excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, would be imposed on payments under the severance and change-in-control agreements, the payments above will be reduced to the extent necessary so that no portion of the payments would be subject to excise taxes.
All severance and change-in-control benefits described above (other than accrued benefits) are conditioned upon, among other requirements, compliance by the executive with non-competition and non-solicitation restrictive covenants following his termination of employment.
Effective May 31, 2022, Mr. Fentress retired as General Counsel and Corporate Secretary of the Company. Mr. Fentress' retirement was treated as a termination without cause pursuant to his severance and change-in-control agreement. As part of the agreement, Mr. Fentress will receive cash payments equal to two years of his base salary and two years of his target annual incentive plan payment. These amounts are payable over 24 months beginning July 1, 2022. Mr. Fentress also received accelerated vesting for a portion of the unvested restricted and performance shares granted to him in 2020 and 2021. The total value of the severance benefits received by Mr. Fentress was $1.6 million. Because Mr. Thomas resigned from the Company for personal reasons, effective November 6, 2022, he did not receive any severance or other payments in connection with his departure, and all of his unvested equity grants were forfeited.
The table below reflects the amount of compensation that would be payable to each of our NEOs, assuming various hypothetical termination and change-in-control situations occurred on December 31, 2022. The equity award values presented in this table reflect unvested grants held by the applicable NEO as of December 31, 2022 and are based on the closing market price of PROG Holdings common stock of $16.89 as of December 31, 2022, the last trading day in 2022. The amounts presented in the table below reflect estimates only, and actual payments and benefits to which any particular individual may be entitled upon termination of employment with the Company depend upon a number of factors not reflected in the table.

Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
	($)	($)	($)	($)
Steven A. Michaels
Voluntary Resignation/Termination for Cause(1)	—	—	—	—
Termination due to Death/Disability(2)	—	3,124,734	266,000	3,390,734
Termination by Company without Cause(1)	4,560,000	682,035	—	5,242,035
Termination by Executive for Good Reason(3)	4,560,000	682,035	—	5,242,035
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	4,595,544	3,124,734	1,283,500	9,003,778

Curtis L. Doman
Voluntary Resignation/Termination for Cause(1)	—	—	—	—
Termination due to Death/Disability(2)	—	812,173	110,000	922,173
Termination by Company without Cause(1)	2,200,000	340,317	—	2,540,317
Termination by Executive for Good Reason(3)	2,200,000	340,317	—	2,540,317
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	2,238,784	1,171,845	775,800	4,186,429

Brian J. Garner
Voluntary Resignation/Termination for Cause(1)	—	—	—	—
Termination due to Death/Disability(2)	—	608,986	100,000	708,986
Termination by Company without Cause(1)	2,000,000	125,780	—	2,125,780
Termination by Executive for Good Reason(3)	2,000,000	125,780	—	2,125,780
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	1,640,780	608,986	410,650	2,660,416

PROG Holdings, Inc. 2023 Proxy Statement	61

Executive Compensation
1."Cause" generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; or (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.
2."Disability" generally means the executive’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.
3."Good Reason" generally means: (i) any material reduction in the executive officer’s base salary; (ii) any material reduction in the executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the executive officer must perform his duties; or (iv) any material breach of the executive officer’s employment agreement by the Company.
4."Change-in-Control" generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership of 35% or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the "Outstanding Company Voting Securities", excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
2022 Equity Award Agreements
Beginning in 2022, award agreements issued pursuant to the Company’s equity incentive plans now provide that certain awards will vest upon the executive’s retirement. For purposes of these new arrangements, “retirement” means an executive’s voluntary termination of employment after (i) attaining the age of 55 with at least ten years of consecutive service with the Company or (ii) attaining the age of 60 with at least five years of consecutive service with the Company. Because SEC rules require us to disclose and assume various hypothetical employment termination situations occurred on December 31, 2022, the table above does not include the estimated values of the equity awards that would be earned under these new provisions by each of Messrs. Michaels, Garner and Doman in the event of their respective retirements.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2022 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1), (2) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1), (2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)

Equity Compensation Plans Approved by Shareholders	2,514,036	35.55	4,759,197
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	2,514,036	35.55	4,759,197

1.Of the 2,514,036 securities to be issued upon exercise of the outstanding options, warrants and rights, 726,729 are options with a weighted average exercise price of $35.55 and the remaining 1,787,307 are RSUs, RSAs and performance shares that do not have an exercise price.
2.As of March 13, 2023, there were 2,998,413 securities to be issued upon exercise of outstanding options, warrants and rights. Of this amount, 934,567 are options with a weighted average exercise price of $33.14 and a weighted average remaining life of 7.45 years. The remaining 2,063,846 are RSUs, RSAs and performance shares that do not have an exercise price.

62	PROG Holdings, Inc. 2023 Proxy Statement

Executive Compensation
CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of Steven A. Michaels, our President and Chief Executive Officer (“CEO”).
For 2022, our last completed fiscal year:
▪the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy, was $3,528,719;
▪the annual total compensation of the employee identified as the median paid employee of our Company (other than the CEO), was $61,372; and
▪the ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified at median was estimated to be 57 to 1.
The methodology that we used to identify our median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the "Total" column in the Summary Compensation Table (see “Executive Compensation – Summary Compensation Table”). We believe the CEO Pay Ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules and applicable guidance. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.
Methodology to Identify Median Employee:
Date Used to Determine Employee Population. For purposes of identifying the median employee, we selected December 31, 2022 as the date for determining our employee population.
Identification Date. We identified our median compensated employee using the population of individuals who were actively employed on December 31, 2022 (excluding the CEO).
Pay Data Used. To identify the median employee, we derived compensation information from our payroll records for fiscal year 2022. We used a consistently applied compensation measure, which included total taxable income, or its equivalent.

PROG Holdings, Inc. 2023 Proxy Statement	63

Executive Compensation
Pay versus Performance
As required by SEC rules, the following table shows: the total compensation for our NEOs for the past three fiscal years as set forth in the Summary Compensation Table; the “compensation actually paid” ("CAP") for our CEO and, on an average basis, our other NEOs (in each case, as determined under SEC rules); our Total Shareholder Return ("TSR"); the TSR of our peer group, the S&P North American Technology Sector Index, over the same period; our net earnings (loss); and Adjusted EBITDA, which is the Company-selected financial performance measure that we believe is the most important measure for linking CAP (as defined by the SEC) to the Company's performance.

	Summary Compensation Table Total for CEO		Compensation Actually Paid to CEO(3)				Value of Initial Fixed $100 Investment Based on:

Year	CEO(1) ($)	CEO Prior to the Spin-Off(2) ($)	CEO(1) ($)	CEO Prior to the Spin-Off(2) ($)	Average Summary Compensation Table Total for other NEOs(4) ($)	Average Compensation Actually Paid for other NEOs(3)(4) ($)	TSR(5) ($)	Peer Group TSR(5) ($)	Net Income(6) ($) (in thousands)	Adjusted EBITDA(7) ($) (in thousands)

2022	3,528,719	N/A	(1,221,268)	N/A	1,257,055	(209,876)	34.24	118.60	98,709	256,169
2021	7,458,031	N/A	6,469,146	N/A	2,245,127	1,814,939	91.45	183.48	243,557	390,705
2020	3,725,993	7,504,429	4,834,262	9,061,514	2,209,483	2,114,172	109.20	145.15	(61,465)	354,937
1.Steven A. Michaels was our CEO beginning in December 2020 including for all of 2021 and 2022. The amounts for 2020 includes Mr. Michaels compensation for the full year.
2.John W. Robinson III was our CEO through November 30, 2020, when he resigned from the Company in connection with the Spin-Off.
3.SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay versus Performance Table. CAP is a value calculated under applicable SEC rules and does not represent the actual amount of compensation earned or paid to the applicable NEO. In general, CAP is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. The table below details these adjustments.
4.For 2020, our other NEOs were Curtis L. Doman, our Chief Innovation Officer; Brian J. Garner, our Chief Financial Officer; Marvin A. Fentress, our General Counsel and Corporate Secretary; Douglas A. Lindsay, the former Chief Executive Officer of Aaron's Business; C. Kelly Wall, the former Interim Chief Financial Officer; and Ryan K. Woodley, the former Chief Executive Officer of Progressive Leasing. Mr Woodley resigned as Chief Exective Officer of Progressive Leasing effective July 31, 2020. Messrs Lindsay and Wall resigned from the Company in connection with the Spin-Off, effective November 30, 2020. Messrs. Doman, Garner and Fentress were appointed to their positions in December 2020. For 2021, our other NEOs were Curtis L. Doman, our Chief Innovation Officer; Brian J. Garner, our Chief Financial Officer; and Marvin A. Fentress, who served as our General Counsel and Corporate Secretary until his retirement from that position, effective May 31, 2022. For 2022, our other NEOs were Messrs. Doman, Garner, Fentress, and Eugene V. Thomas, who served as our General Counsel and Corporate Secretary from his appointment effective May 31, 2022 until he resigned from the Company for personal reasons effective November 6, 2022.
5.TSR is cumulative for the measurement period determined based on the value of an initial fixed investment of $100, calculated in accordance with Item 201€ of Regulation S-K. The TSR peer group for purposes of this table is the S&P North American Technology Index. The spin-off of The Aaron's Company on November 30, 2020 was reflected as a $9.60 per share special dividend in calculating the PROG Holdings cumulative total shareholder return. Shareholders of PROG Holdings received one share of The Aaron's Company for every two shares of PROG Holdings common stock in the distribution related to the separation and spin-off. The $9.60 per share special dividend was based on the November 30, 2020 closing price of one share of The Aaron's Company common stock, on a "when issued" basis, which was $19.19, adjusted for the distribution ratio.
6.Represents net earnings (loss) as shown in the Company's Annual Report on Form 10-K. Net loss for 2020 includes $295.1 million of Loss from Discontinued Operations, net of income tax, which reflects the operating results of the Aaron's Business segment that was spun-off from the Company on November 30, 2020. Net Earnings from Continuing Operations for 2020 was $233.6 million.
7.Represents the Company-selected measure, Adjusted EBITDA. The Adjusted EBITDA shown in the table is calculated using the definition approved by our Compensation Committee (the "Committee") for the use of that performance metric in our incentive compensation plan, and is not the same definition the Company used in reporting Adjusted EBITDA in its earnings press releases. See Appendix A for a reconciliation of Adjusted EBITDA used in our incentive compensation plan to Adjusted EBITDA reported in our earnings releases and to Net Earnings (Loss), the most directly comparable GAAP financial measure.

64	PROG Holdings, Inc. 2023 Proxy Statement

Executive Compensation
The following table provides a reconciliation of the compensation of our NEOs set forth in the Total column of the Summary Compensation Table to the CAP for our NEOs, calculated in accordance with the applicable SEC rules.

Year	Executive	Summary Compensation Table Total ($)	Subtract Stock Awards ($)	Add Year-End Equity Value of Prior Year Unvested Awards ($)	Change in Value of Prior Equity Awards ($)	Value of Equity Awards Granted in Current Year and Outstanding as of the Spin-Off(1) ($)	Change in Value of Prior Year Vested Equity Awards(2) ($)	Subtract Value of Equity Awards Failed to Meet Vesting Conditions ($)	Value of Dividends not Otherwise Reflected in Fair value ($)	Compensation Actually Paid ($)

2022	CEO	3,528,719	(2,300,519)	1,322,997	(2,483,914)	—	(1,288,551)	—	—	(1,221,268)
	Average of other NEOs	1,257,055	(693,930)	204,938	(414,678)	—	(387,968)	(175,293)	—	(209,876)
2021	CEO	7,458,031	(4,816,131)	4,563,304	(476,054)	—	(260,004)	—	—	6,469,146
	Average of other NEOs	2,245,127	(1,240,727)	1,175,585	(234,008)	—	(131,038)	—	—	1,814,939
2020	CEO	3,725,993	(1,758,465)	3,048,981	24,395	—	(209,582)	—	2,940	4,834,262
	CEO Prior to the Spin-Off	7,504,429	(4,968,208)	—	—	10,194,553	(3,680,769)	—	11,509	9,061,514
	Average of other NEOs	2,209,483	(1,098,002)	898,490	19,067	685,772	(470,600)	(131,821)	1,783	2,114,172

1.Represents the Spin-Off date fair value of the outstanding 2020 awards granted to NEOs that resigned from their positions with the Company in connection with the Spin-Off.
2.Amounts in 2020 also include the change in value of awards granted in prior years that remained outstanding on the Spin-Off date for NEOs that resigned from their positions with the Company in connection with the Spin-Off.

2022 Financial Performance Measures
The Company's Compensation Committee concluded that, for 2022, the financial performance measures set forth in the table below are the most important financial performance measures used to link CAP for the Company's NEOs to the Company's performance, as evidenced by the Committee's approval of the use of those performance measures in the Company's 2022 AIP and LTIP. For a further discussion of these financial performance measures, see the Compensation Discussion and Analysis section of this proxy statement.

Most Important Financial Performance Measures
■Adjusted EBITDA	■Adjusted Revenues	■Adjusted Pre-Tax Income	■Return on Capital

Relationship between Compensation Actually Paid and Financial Performance Measures
The graphs below set forth information regarding the relationship between CAP for our NEOs and the Company’s TSR, Net Income and Adjusted EBITDA. See Appendix A for the reconciliation of Adjusted EBITDA used in our compensation plan to Adjusted EBITDA reported in our earnings press releases, and to Net Earnings (Loss), the most directly comparable GAAP financial measure.

PROG Holdings, Inc. 2023 Proxy Statement	65

Executive Compensation

[1]The 2021 CAP shown in the graph above for Mr. Michaels reflects increases to his base salary, short-term incentive plan compensation, and the number of awards granted to him under the Company's LTIP, to reflect his significantly expanded roles and responsibilities as the Chief Executive Officer of a stand-alone publicly traded company, following the Spin-Off in November 2020.

[2]The Net Loss shown in the graph above for 2020 includes $295.1 million of Loss from Discontinued Operations, net of income tax, which reflects the operating results of the Aaron's Business segment that was spun-off from the Company on November 30, 2020. Net Earnings from Continuing Operations for 2020 was $233.6 million.

66	PROG Holdings, Inc. 2023 Proxy Statement

Audit Committee Report
Committee Composition and Skills
The Audit Committee (the “Committee”) is currently comprised of five non-employee directors. The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria that apply to members of the Committee under SEC and NYSE rules. The Board also has determined that Ms. Day and Mr. Curling are “audit committee financial experts,” as defined by the SEC. All of the members of the Committee attended 100% of the meetings of the Committee held during our 2022 fiscal year (“fiscal 2022”), with the exception of Mr. Martinez, who was absent from one of the Committee’s nine meetings due to a prior commitment, after which he received an update from the Committee Chair, Ms. Day, on the matters discussed during that meeting. See “Governance – Board of Directors” for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website, http://investor.progholdings.com.
Regarding its oversight of the Company’s internal audit function, the Committee has reviewed the internal audit plan and staffing of the Company’s internal audit department for fiscal 2022. The Company’s Vice President of Audit Services reports directly to the Committee, and meets with the Committee in executive session on no less than a quarterly basis to discuss the progress and results of the internal audit and other matters.
The Committee also oversees the Company’s risk function, which includes oversight of management’s establishment of an enterprise risk program to assess, monitor and manage the Company’s risks.
In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company’s risk profile and risks on which management has been devoting attention. In addition, the Committee oversees management’s policies relating to complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters.
Finally, the Committee reviews and discusses the Company’s quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K, including those under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the Company’s internal auditors and EY. During fiscal 2022, the Committee held nine meetings.
Management is responsible for:
▪The presentation and integrity of the Company’s consolidated financial statements;
▪Implementing accounting and financial reporting principles;
▪Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act);
▪Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);

PROG Holdings, Inc. 2023 Proxy Statement	67

Audit Committee Report
▪Evaluating the effectiveness of disclosure controls and procedures;
▪Evaluating the effectiveness of internal controls over financial reporting;
▪Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and
▪Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee reviewed EY’s Reports of Independent Registered Public Accounting Firm (“Audit Report”) included in the Company’s Annual Report on Form 10-K for fiscal 2022. In 2022, EY’s Audit Report included its communication of critical audit matters and the Audit Committee discussed a draft of the Audit Report with EY prior to its finalization.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 1991. Prior to retaining EY for fiscal 2022, the Committee considered, among other things:
▪EY’s historical and recent performance on the Company’s audit;
▪EY’s capability, expertise, and relevant industry knowledge;
▪External information on EY’s audit quality and performance, such as reports from the Public Company Accounting Oversight Board ("PCAOB");
▪EY’s fees and related staffing for the Company's audit; and
▪EY’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and EY that help ensure EY’s independence.
In addition, during fiscal 2022, the Committee met with representatives of EY’s audit practice to discuss EY’s control environment and the results of its audit inspections performed by the PCAOB. The Committee will continue to have such discussions with EY in future years and monitor EY’s results in these areas.
After determining to retain EY for fiscal 2022, the Committee reviewed the terms of the proposed engagement letter, which included proposed fees for fiscal 2022. Throughout fiscal 2022, the Committee, or the Chair of the Committee (pursuant to delegated authority from the Committee), reviewed engagements for additional audit or non-audit services, and the related fees, that were outside the scope of the previously approved fiscal 2022 EY engagement letter.
Discussions with EY
The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, the overall quality (and not just the acceptability) of the Company’s financial reporting, the critical accounting policies applied by the Company in the preparation of its financial statements, and the clarity of disclosures in the financial statements.
In keeping with its responsibilities, the Committee has discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Committee concerning independence, and has discussed with EY its independence, as well as the overall scope and plans for its audit.

68	PROG Holdings, Inc. 2023 Proxy Statement

Audit Committee Report
Audited Consolidated Financial Statements
The Committee has reviewed and discussed the Company’s audited, consolidated financial statements for fiscal 2022 with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the audited, consolidated financial statements of the Company, for fiscal 2022, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
Pre-Approval of Services Performed by EY
The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by EY. Fees for any permitted non-audit services provided by EY that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.
The Audit Committee
Cynthia N. Day (Chair)
Douglas C. Curling
Ray M. Martinez
Caroline S. Sheu
James P. Smith

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Audit Matters
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2022 and 2021 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2022	2021
	($)	($)
Audit Fees(1)	1,742,941	1,872,997
Tax Fees(2)	524,886	583,776
All Other Fees(3)	—	7,200
TOTAL	2,267,827	2,463,973
1.Includes fees associated with the annual audit of the consolidated financial statements, internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, debt covenant letters. The 2021 fees also includes services performed by EY associated with the issuance of the Company's $600 million senior unsecured notes and the acquisition of Four. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $10,982 and $6,991 in 2022 and 2021, respectively.
2.Includes fees for tax compliance, tax due diligence efforts, tax advice and tax planning services.
3.Includes fees associated with the Company’s online accounting research subscription.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the“Pre-Approval Policy”). Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent auditors.
All of the services performed by EY during the year ended December 31, 2022 and 2021 were approved by the Audit Committee in accordance with the Pre-Approval Policy.

70	PROG Holdings, Inc. 2023 Proxy Statement

Beneficial Ownership of
Common Stock
The following table sets forth information, as of March 13, 2023, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers as of December 31, 2022, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (#)		Percent of Class(2)
BlackRock Inc.	8,953,351	(3)	17.90%
55 East 52nd Street
New York, NY 10055

The Vanguard Group	5,773,175	(4)	11.54%
100 Vanguard Boulevard
Malvern, PA 19355

Steven A. Michaels	413,778	(5)	*
Curtis L. Doman	342,336	(6)	*
Brian J. Garner	55,833	(7)	*
Kathy T. Betty	43,291		*
Douglas C. Curling	21,773		*
Cynthia N. Day	24,161		*
Ray M. Robinson	27,386		*
James P. Smith	2,865		*
Ray Martinez	2,700		*
Caroline Sheu	2,700		*
All executive officers, directors and nominees as a group (a total of 10 persons)	936,823		1.98%
* Less than 1%.
1.Unless otherwise stated, the address for each beneficial owner is c/o PROG Holdings, Inc., 256 W. Data Drive, Draper, Utah 84020.
2.Percentages for executive officers, directors and nominees are based on (i) 47,321,331 shares of common stock outstanding at March 13, 2023 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
3.As of December 31, 2022, based on information provided in a Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc. (“BlackRock”), in which BlackRock reported that it has sole voting power with respect to 8,777,413 shares of our common stock and sole power to dispose of, or direct the disposition of, 8,953,351 shares of our common stock.
4.As of December 30, 2022, based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”), in which Vanguard reported that it has sole voting power with respect to zero shares of our common stock, shared voting power with respect to 60,007 shares of our common stock, sole power to dispose of, or direct the disposition of, 5,665,089 shares of our common stock, and shared power to dispose of, or direct the disposition of, 108,086 shares of our common stock.
5.Amounts represent (i) 129,717 shares of common stock held by Mr. Michaels, (ii) 9,000 shares of common stock held indirectly by Mr. Michaels' spouse, (iii) 267,241 shares of common stock issuable upon the exercise of options that are currently exercisable and (iv) 7,820 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
6.Amounts represent (i) 163,314 shares of common stock held by Mr. Doman, (ii) 72,000 shares of common stock held by an LLC controlled by Mr. Doman, (iii) 104,092 shares of common stock issuable upon the exercise of options that are currently exercisable and (iv) 2,930 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
7.Amounts represent (i) 22,630 shares of common stock held by Mr. Garner, (ii) 31,603 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 1,600 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

PROG Holdings, Inc. 2023 Proxy Statement	71

Beneficial Ownership of Common Stock
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2022.

72	PROG Holdings, Inc. 2023 Proxy Statement

Certain Relationships And Related Transactions
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and approve all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as a director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review and preapproval of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for preapproval or other action.
In addition, our Company’s Code of Business Conduct provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family, receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.
Related Party and Other Transactions
Since January 1, 2022, there has not been, nor is there any proposed related party transactions in which we were or will be a party required to be disclosed under SEC rules, other than the compensation arrangements and other agreements and transactions which are described in the “Executive Compensation” section of this Proxy Statement and the transactions described below.
Mr. Michaels, our President and Chief Executive Officer, and Mr. Doman, our Chief Innovation Officer, are members of the Board of Directors of the PROG Holdings Foundation (the "Foundation"). Mr. Garner, our Chief Financial Officer, is also a member of the Board of Directors of the Foundation and serves as an officer of the Foundation. Ms. Fiori, our Chief People Officer, also serves as an officer of the Foundation. The Company made cash and in-kind donations of $973,217 to the Foundation in 2022. None of Messrs. Michaels, Doman or Garner or Ms. Fiori receive any compensation in connection with their service to the Foundation. The Foundation is not one of our consolidated entities. The policy on related party transactions adopted by our Audit Committee expressly provides that donations made by the Company to the Foundation are not deemed to be related party transactions.

PROG Holdings, Inc. 2023 Proxy Statement	73

Questions And Answers About Voting And The Annual Meeting
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by the Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board of Directors has designated Steven A. Michaels and Brian J. Garner to vote the shares of common stock represented by proxies at the Annual Meeting.
Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 13, 2023, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date of March 13, 2023, 47,321,331 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.
How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.
What proposals will require my vote?
You are being asked to vote on the following proposals:
▪To elect nine directors to serve for a term expiring at the 2024 Annual Meeting of Shareholders;
▪To vote on a non-binding, advisory resolution approving PROG Holdings' executive compensation;
▪To vote on a non-binding, advisory recommendation to the Board of Directors regarding the frequency of the advisory vote on executive compensation; and
▪To ratify the appointment of Ernst & Young LLP as PROG Holdings' independent registered public accounting firm for 2023.
What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that

74	PROG Holdings, Inc. 2023 Proxy Statement

Questions And Answers About Voting And The Annual Meeting
nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.
Proposal 2-Advisory Vote on Executive Compensation. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3- Shareholders may vote for "ONE YEAR", "TWO YEARS", "THREE YEARS", or "ABSTAIN" for the non-binding, advisory recommendation to our Board of Directors regarding the frequency of the advisory vote to approve our executive compensation. Assuming a quorum is present, the option of "one year", "two years", or "three years" that receives the highest number of votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting, will be the shareholders preferred frequency. Any shares that are not voted, whether by abstention or otherwise, will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4 - Ratification of the Appointment of the Independent Registered Public Accounting Firm. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to appoint EY as PROG Holdings' independent registered public accounting firm for 2023. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2023 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
▪“FOR” the election of each of the nine director nominees named in this Proxy Statement to serve for a term expiring at the 2024 Annual Meeting of Shareholders (Proposal 1).
▪“FOR” approval of a non-binding, advisory resolution approving PROG Holdings' executive compensation (Proposal 2).
▪“FOR” approval of a non-binding, advisory recommendation to the Board of Directors approving the option of once-a-year as the frequency of the advisory vote to approve the Company's executive compensation (Proposal 3)
▪"FOR" the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (Proposal 4).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:
▪Over the Internet at the website listed on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.
▪By telephone using the telephone number listed on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

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Questions And Answers About Voting And The Annual Meeting
▪By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope included with the written proxy card.
▪By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy, even if you plan to attend the Annual Meeting, to ensure your shares are voted if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 9, 2023 at 11:59 p.m., Eastern Time, for shares held directly and prior to May 5, 2023 at 11:59 p.m., Eastern Time, for shares held in a retirement plan of PROG Holdings, Inc., to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2 and 4 in this Proxy Statement, and for the option of every year with respect to Proposal 3 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. In this case, the Proxy Statement, Notice of Annual Meeting and proxy card have been sent directly to you by us.
If your shares are held in “street name” through a broker, bank,or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2023 is considered a routine matter.
The election of directors, the non-binding, advisory resolution to approve our executive compensation, and the non-binding, advisory recommendation to our Board of Directors regarding the frequency of the advisory vote to approve our executive compensation are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

76	PROG Holdings, Inc. 2023 Proxy Statement

Questions And Answers About Voting And The Annual Meeting
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:
▪Vote again using the Internet or by telephone prior to the Annual Meeting.
▪Sign another proxy card with a later date and return it to us prior to the Annual Meeting.
▪Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Steven A. Michaels or Brian J. Garner as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at http://investor.progholdings.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 256 W. Data Drive, Draper, Utah 84020, Attn. President.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 13, 2022 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned PROG Holdings' common

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Questions And Answers About Voting And The Annual Meeting
stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $7,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses. In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.

78	PROG Holdings, Inc. 2023 Proxy Statement

Additional Information
Shareholder Proposals for 2024 Annual Meeting of Shareholders
In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, if the date of the 2024 Annual Meeting of Shareholders is changed by more than thirty days from the date of the 2023 Annual Meeting of Shareholders, the deadline for submitting proposals to be presented at the 2024 Annual Meeting of Shareholders will be a reasonable time before the Company begins to print and mail its proxy materials for the 2024 Annual Meeting of Shareholders. As such, proposals of shareholders intended to be presented at the 2024 Annual Meeting of Shareholders and to be included in our proxy statement in accordance with the provisions of Rule 14a-8 must be received by November 29, 2023 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.
Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our Board of Directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2024 Annual Meeting of Shareholders in order to be considered timely. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2024 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2024 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2024 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 11, 2024, and no later than the close of business on March 11, 2024, unless the date of the 2024 Annual Meeting of Shareholders is not scheduled to be held between April 10, 2024 and July 19, 2024 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2024 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2024 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2024 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including, without limitation, any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any acquisition of

PROG Holdings, Inc. 2023 Proxy Statement	79

Additional Information
shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must comply with the additional requirements of Rule 14a-19 of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.
Householding of Annual Meeting Materials
As permitted by the SEC, we will only deliver one copy of our proxy materials, along with separate proxy cards to multiple shareholders who reside at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our proxy materials may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our proxy materials may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 256 W. Data Drive, Draper, Utah 84020 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885 or proxy@mackenziepartners.com.
Communicating with the Board of Directors and Corporate Governance Documents
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, PROG Holdings, Inc., 256 West Data Drive, Draper, Utah 84020. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Governance” tab, and then clicking on the "Governance Documents" tab on the Company's Investor Relations website at http://www.investor.progholdings.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, PROG Holdings, Inc., 256 West Data Drive, Draper, Utah 84020.

80	PROG Holdings, Inc. 2023 Proxy Statement

Additional Information
Other Action at the Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Todd King
Assistant Secretary

March 31, 2023

PROG Holdings, Inc. 2023 Proxy Statement	81

Appendix A
Use of Non-GAAP Financial Information
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee (the "Committee") of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted revenues, adjusted EBITDA, adjusted pre-tax income, and return on capital are supplemental measures of the Company's performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and are used to evaluate the performance of our management team. Adjusted revenues, adjusted EBITDA, adjusted pre-tax income and return on capital provide the Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.
These non-GAAP financial measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP revenues, net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s operating segments. For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 22, 2023. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
The adjusted revenue metrics used for determining management's 2022 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment revenues, reduced for the provision for loan losses at Vive and Four. The Committee believes the adjusted revenue metric provides a better measure for management incentive purposes than GAAP revenues, as the metric holds management accountable for the ultimately collectibility of the Vive and Four loan portfolios.

Adjusted Revenues	Year Ended December 31, 2022
(In Thousands)	Progressive Leasing	Vive	Other	Consolidated
Revenues - GAAP	$2,523,785	$70,911	$3,130	$2,597,826
Provision for Loan Losses[1]	—	(35,640)	(5,592)	(41,232)
Adjusted Revenues - Used in our Incentive Compensation Plan	$2,523,785	$35,271	$(2,462)	$2,556,594
1.The adjusted revenue metric used in our incentive compensation plan is reduced by Vive's and Four's provision for loan losses.

82	PROG Holdings, Inc. 2023 Proxy Statement

Appendix A
The adjusted pre-tax income metrics used for determining management's 2022 financial performance discussed in this Proxy Statement are calculated as consolidated GAAP earnings before income tax expense, adjusted to exclude the partial impairment of Four's goodwill and restructuring expenses. The amounts for these after-tax non-GAAP adjustments can be found in the adjusted pre-tax income table below.

Adjusted Pre-Tax Income	Year Ended December 31, 2022
(in Thousands)	Progressive Leasing	Vive	Other	Consolidated
Net Earnings - GAAP				$98,709
Income Taxes				49,535
Earnings (Loss) Before Income Taxes	$174,143	$9,195	$(35,094)	148,244
Impairment of Goodwill	—	—	10,151	10,151
Restructuring Expenses	8,343	658	—	9,001
Adjusted Pre-Tax Income - Used in our Incentive Compensation Plan	$182,486	$9,853	$(24,943)	$167,396
Consolidated Return on Capital is calculated as adjusted net operating profit after tax (which is defined as operating profit adjusted for certain non-recurring items as shown in the Return on Capital table below) divided by the sum of average net debt (which is defined as total debt less cash and cash equivalents) and average total shareholders' equity, calculated as the average of the beginning and end of each quarter, with the final result being the sum of the quarterly calculations.

Return on Capital	Three Months Ended
(In Thousands)	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Earnings Before Income Tax Expense - GAAP	$39,836	$27,329	$27,348	$53,731
Interest Expense, Net	6,559	6,850	6,600	5,843
Impairment of Goodwill	—	—	10,151	—
Restructuring Expenses	—	3,086	3,257	—
Adjusted Operating Profit Before Tax	46,395	37,265	47,356	59,574
Income Taxes	(12,701)	(7,845)	(11,343)	(17,646)
Adjusted Operating Profit After Tax (a)	$33,694	$29,420	$36,013	$41,928

Average Capital[1] (b)	$1,068,710	$1,030,676	$987,275	$998,878
Quarterly Return on Capital (c) = (a)/(b)[1]	3.2%	2.9%	3.6%	4.2%
Return on Capital [sum of (c)]				13.9%
1.Average Capital is defined as the sum of the average net debt (debt less cash and cash equivalents) and the average total shareholders' equity, calculated as the average of the beginning and end of each three month period. Average total shareholders' equity has been adjusted by the tax-effected amounts of the adjustments identified in the table above.
This Proxy Statement also includes adjusted EBITDA from continuing operations used in our incentive compensation plan that does not confirm to U.S. GAAP and are considered non-GAAP measures. The adjusted EBITDA from continuing operations used in our incentive compensation plan metrics for the years ended December 31, 2022, 2021, and 2020 discussed in this Proxy Statement are calculated as the Company's earnings (loss) from continuing operations before interest expense, depreciation on property and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA from continuing operations also excludes stock-based compensation, the partial impairment impairment of Four's goodwill, transaction costs related to our acquisition of Four, restructuring charges related to certain corporate optimization initiatives and related severance costs, costs incurred related to the separation and distribution transaction, and regulatory legal expenses incurred related to the Progressive Leasing FTC settlement, net of insurance recoveries.

PROG Holdings, Inc. 2023 Proxy Statement	83

Appendix A
Management believes that Adjusted EBITDA from continuing operations provides relevant and useful information, and is widely used by analysts, investors and competitors in our industry as well as by our management in assessing consolidated performance. Adjusted EBITDA from continuing operations also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges, income taxes and effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. We believe the exclusion of stock-based compensation expense provides for a better comparison of our operating results with our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
▪Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
▪Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
▪Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 22, 2023.

84	PROG Holdings, Inc. 2023 Proxy Statement

Appendix A
The reconciliation of GAAP net earnings (loss) to Adjusted EBITDA from continuing operations, and the amount for non-GAAP adjustments for Adjusted EBITDA used in our incentive compensation plan, can be found in the table below.

Adjusted EBITDA	Years Ended December 31,
(In thousands)	2022	2021	2020[1]
Net Earnings (Loss) - Continuing Operations	$98,709	$243,557	$247,423
Income Tax Expense - Continuing Operations	49,535	84,647	37,949
Pre-Tax Earnings from Continuing Operations	148,244	328,204	285,372
Interest Expense, Net	37,401	5,323	15,762
Depreciation	10,957	10,969	10,635
Amortization	22,894	22,289	21,683
EBITDA - Continuing Operations	219,496	366,785	333,452
Stock-Based Compensation	17,521	21,349	—
Impairment of Goodwill	10,151	—	—
Transaction Expense	—	561	—
Restructuring Expenses, Net	9,001	—	—
Insurance Recoveries from Legal and Regulatory Expense	—	—	(835)
Separation Costs	—	—	5,886
Adjusted EBITDA from Continuing Operations	256,169	388,695	338,503
Vive Change in Allowance[2]	—	(2,345)	16,434
Other Adjusted EBITDA[3]	—	4,355	—
Adjusted EBITDA - Used in our Incentive Compensation Plan	$256,169	$390,705	$354,937
1.The Committee's performance goals in 2020 were established prior to the decision to execute the Spin-Off and, therefore, assumed a twelve-month performance period. As a result of the Spin-Off, the Committee determined it was appropriate to base its review of management's performance against ten months of actual performance and an estimate of November and December performance using the Company's then-latest available outlook. Therefore, the reconciliation presented is based on actual results from January through October 2020 plus estimated results for November and December 2020. As such, the 2020 GAAP metrics do not agree to the Company's actual financial results reported in its 2020 Form 10-K filed with the SEC on February 26, 2021. Furthermore, stock-based compensation was not an adjustment for management's incentive compensation in 2020.
2.For 2021 and 2020 the Committee determined the adjusted EBITDA used for management's incentive compensation would be adjusted for the change in allowance for loan losses at Vive. The Committee believes this adjustment is useful to arrive at a metric that gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period by reflecting Vive loan losses in the period they are written-off instead of when the provision is recognized. Vive's provision for loan losses requires significant judgement and estimation, including the requirement to forecast macroeconomic conditions, which may lead to significant volatility in Vive's operating performance. Therefore, in assessing the performance for Vive's operating results for management incentive purposes, the established targets and actual results are adjusted for the change in allowance for loan losses for 2021 and 2020. No such adjustment was part of the incentive compensation plan for 2022.
3.The "Other" adjusted EBITDA represents operating losses of Four and losses associated with certain new product initiatives, which are excluded from 2021 Adjusted EBITDA used in our incentive compensation plan as these operations were not contemplated in establishing the performance targets at the beginning of the year.

PROG Holdings, Inc. 2023 Proxy Statement	85

PROG Holdings, Inc.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 9, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 9, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 5, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V06073-P87093

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROG HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following director nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kathy T. Betty	☐	☐	☐
1b. Douglas C. Curling	☐	☐	☐
1c. Cynthia N. Day	☐	☐	☐
1d. Curtis L. Doman	☐	☐	☐
1e. Ray M. Martinez	☐	☐	☐
1f. Steven A. Michaels	☐	☐	☐
1g. Ray M. Robinson	☐	☐	☐
1h. Caroline S. Sheu	☐	☐	☐
1i. James P. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. Approval of a non-binding advisory resolution to approve the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. Recommendation on a non-binding advisory basis of the frequency (every 1, 2 or 3 years) of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V06074-P87093

PROG Holdings, Inc.
Annual Meeting of Shareholders
May 10, 2023 9:00 AM, Mountain time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven A. Michaels and Brian Garner, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROG Holdings, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain time on May 10, 2023, at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors.

Participants in any retirement plan of PROG Holdings, Inc. may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy card. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

Continued and to be signed on reverse side